AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 2002

                                                 Registration No. 333-__________


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------
                                    Form SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           The Securities Act of 1933
                              ---------------------

                                 B. TWELVE, Inc.
              (Exact Name of Register as Specified in Its Charter)

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        Florida                                  2834                                       65-1086538
----------------------------------------------------------------------------------------------------------------------
(State or Other Jurisdiction of          (Primary Standard Industrial          (I.R.S. Employer Identification Number)
 Incorporation or Organization)              Classification Code)
----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------
  3801 PGA Boulevard, Suite 802, Palm     3801 PGA Boulevard, Suite 802, Palm             Michael S. Singer
  Beach Gardens, Florida 33407               Beach Gardens, Florida 33407        3801 PGA Boulevard, Suite 802, Palm
          (416)216-0980                                                             Beach Gardens, Florida 33407
----------------------------------------------------------------------------------------------------------------------
   (Address and telephone number of         (Address of principal place of       (Name, address and telephone number
     principal executive offices)                business or intended                   of agent for service)
                                             principal place of business)
----------------------------------------------------------------------------------------------------------------------

                          Copies of Correspondence to:

                                 Jean-Luc Berger
                         41A Avenue Road, at York Square
                        Toronto, Ontario, Canada, M5R 2G3
                                 (416) 216-0980
                                 --------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
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Title Of Each Class Of Securities    Number of Shares   Proposed Maximum    Proposed Maximum    Amount of
To Be Registered                     To Be Registered   Offering Price      Aggregate           Registration Fee (3)
                                                        Per Unit            Offering Price
----------------------------------------------------------------------------------------------------------------------
Common Stock (1)                         2,000,000            $3.00             $6,000,000           $1,434.00
----------------------------------------------------------------------------------------------------------------------

Common Stock (2)                         1,500,000            $3.00             $3,000,000            $ 717.00

----------------------------------------------------------------------------------------------------------------------
Total                                    3,500,000            $3.00             $9,000,000           $2,151.00
----------------------------------------------------------------------------------------------------------------------
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(1)    We are offering 2,000,000 shares directly.

(2) These shares are being registered on behalf of certain unaffiliated and affiliated shareholders who purchased these shares from us in private transactions.

(3)    Calculated in accordance with Rule 457 (o) under the Securities Act of
       1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                                EXPLANATORY NOTE


       This registration statement relates to the registration of a total of 3,500,000 shares of our common stock. Of this amount, 2,000,000 are being registered for sale directly by us. The balance of 1,500,000 is being registered for resale by certain of our shareholders. The shareholders may not sell any shares until 120 days from the effective date of the registration statement. The following sections in the selling shareholder prospectus will differ from ours:

         Cover Page of Prospectus                                      Different
         Table of Contents                                             Different
         Prospectus Summary                                            Different
         Use of Proceeds                                               Different
         Arbitrary Determination of Offering Price                     Deleted
         Dilution Deleted Capitalization                               Deleted
         Notices to Canadian Residents                                 Deleted
         Material US Federal Income Tax Consideration
         for Non US Holders of our Common Stock                        Deleted
         Selling Shareholders New Plan of Distribution                 Different


       Otherwise, the prospectus to be used by the selling shareholders will be identical to ours. To the extent different, the sections of the Selling Shareholder Prospectus have been included, immediately following our Financial Statements.


       The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                     Subject to Completion, Jaunary 18, 2002

                                 B. TWELVE, INC.

                        2,000,000 SHARES OF COMMON STOCK

                           --------------------------

       This is our initial public offering. We are offering to sell up to 2,000,000 shares of our common stock at a price of $3.00 per share on a best effort no minimum basis. This means that the proceeds from the offering will not be kept in an escrow account pending completion of this offering. We will use the proceeds, as discussed in the prospectus, as we receive them. There is no maximum investment amount per investor. At this time we intend to offer the shares ourselves through our officers and directors. We have not retained any underwriters, brokers or dealers to sell the shares for us.

       We have also registered for resale, a total of 1,500,000 shares that will be offered by certain of our unaffiliated and affiliated shareholders by separate prospectus commencing immediately upon termination of our offering but not later than 120 days from the date of this prospectus. Although we have paid the expense of the registration of such shares, we have not received any of the proceeds from the sale of shares by the selling shareholders.

       There is no public market for our common stock nor can we give you any assurance that such a market will in fact develop following completion of our offering. Moreover, since we would not qualify for a listing on the Nasdaq Stock
Market or other national exchange following the offering, if a trading market were to develop for our common stock it would most likely be on the NASD's Over the Counter Bulletin Board market.

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                                      Price to Public                Commission               Proceeds to Us (1)
----------------------------------------------------------------------------------------------------------------------
Per Share                                 $ 3.00                         $ 0                        $ 3.00
----------------------------------------------------------------------------------------------------------------------
Total                                   $ 6,000,000                      $ 0                      $ 6,000,000
----------------------------------------------------------------------------------------------------------------------

         (1) Exclusive of estimated offering expenses of $50,000

                              --------------------

       See "Risk Factors" beginning on page 7 for a discussion of material issues to consider before making an investment decision regarding the purchase of our common stock.

                              --------------------

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The date of this prospectus is [ ], 2002.




                                                     TABLE OF CONTENTS

PROSPECTUS SUMMARY................................................................................................5

RISK FACTORS......................................................................................................7

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................................................13

USE OF PROCEEDS..................................................................................................14

ARBITRARY DETERMINATION OF OFFERING PRICE........................................................................15

DILUTION.........................................................................................................15

CAPITALIZATION...................................................................................................16

DIRECTORS AND EXECUTIVE OFFICERS.................................................................................17

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................18

DESCRIPTION OF CAPITAL STOCK.....................................................................................20

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILIITIES.............................21

DESCRIPTION OF OUR BUSINESS......................................................................................21

MANAGEMENT DISCUSSION OF PLAN OF OPERATIONS......................................................................35

DESCRIPTION OF PROPERTY..........................................................................................42

EXECUTIVE COMPENSATION...........................................................................................42

GLOSSARY OF BIOTECHNOLOGY TERMS..................................................................................46

FINANCIAL STATEMENTS.............................................................................................F-1


                               PROSPECTUS SUMMARY

       This summary highlights selected material information from the prospectus, but does not contain all of the information that may be important to you. We encourage you to read the entire prospectus, including "Risk Factors" and our financial statements and the related notes, before making an investment decision regarding the purchase of our common stock.

       Unless the context otherwise requires, references to "B Twelve", "the Company", "we", "us", and "our", refer to B. Twelve, Inc. We have provided definitions for some technical terms used in our industry in the prospectus in "Glossary of Biotechnology Terms" beginning on page 46 which you may find helpful in reading this prospectus.

The Offering

   Company:                                  B. Twelve, Inc. (the "Company")

   Organized:                                Incorporated under the laws of the
                                             State of Florida

   Executive Offices:                        3801 PGA Boulevard, Suite 802,
                                             Palm Beach Gardens, Florida 33407

   Telephone Number:                         416-216-0980


   Proposed Business:                        B. Twelve Inc. is a
                                             biopharmaceutical company focused
                                             on the development of a platform
                                             technology for the treatment of
                                             cancer and diseases of the immune
                                             system. The Company is currently
                                             engaged in the development of
                                             proprietary monoclonal antibodies
                                             and a drug delivery technology
                                             platform based on modulation of the
                                             vitamin B12 pathway. As initial
                                             focus, B Twelve is advancing
                                             oncology care by developing a
                                             portfolio of targeted biologic
                                             treatments.

   The Offering:                             2,000,000 shares at a price of
                                             $3.00 per share.

   Common Stock to be
   Outstanding Upon
   Completion of the Offering:               6,454,600 shares

   Risk Factors and
   Suitability:                              An investment in the shares is not
                                             liquid, involves a significant
                                             degree of risk, (see "RISK
                                             FACTORS"), and is suitable only for
                                             persons who can afford the loss of
                                             their entire investment. Unless
                                             waived by the Company, only
                                             accredited investors, as defined in
                                             the Securities Act of 1933, will be
                                             allowed to purchase shares offered
                                             hereby.

   Term of offering:                         We will offer the shares for sale
                                             for a period 120 days from the date
                                             of the prospectus.

No Trading Market for Our Common Stock

     There is no trading market for our shares and no assurance can be given that such a market will develop or, if such trading market does develop, that it will be sustained. Even if we sold the maximum number of shares, we still would not satisfy the listing criteria for a listing on the NASDAQ Stock Market, Inc. or any national exchange. We have no arrangements or understandings with respect to a possible listing of our securities on any such securities market. The absence of such a trading market may limit the marketability and liquidity of our shares.

Use of Proceeds

     Since there is no minimum amount to be raised, proceeds from our sale of shares will be available for use by us as the funds are received. Because we are offering the shares on a "best efforts, no minimum" basis, we cannot represent what percentage of the offered shares we will actually sell. We intend to apply proceeds from the offering, after payment of expenses, as set forth in the section of this prospectus entitled "Use of Proceeds."

                                  RISK FACTORS


       Investment in the Common Shares of the Company involves a high degree of risk and should be regarded as speculative due to, among other things:

(a) START-UP OR DEVELOPMENT STAGE COMPANY. The Company was organized in March 1999 and is considered a development stage company. No assurances can be given that the Company will be able to compete with other companies in its industry.

(b) THE COMPANY'S CONTINUING OPERATING LOSSES AND ACCUMULATED DEFICIT; Since inception, the Company has experienced significant operating losses and had substantial accumulated deficits. The Company expects that its operating losses may continue over the next several years. The Company's future operating results will depend on many factors, including demand for the Company's products, the level of competition and the ability of the Company to control costs. There can be no assurance that the Company will ever achieve a profitable level of operation.

(c) CAPITAL REQUIREMENTS; There can be no assurance that the Company will be able to secure additional financing or that such financing will be available to the Company on satisfactory terms. The Company may require additional amounts of capital for it's the development of its products, future expansion, operating costs and working capital. The Company has made no arrangements to obtain future additional financing, and if required, there can be assurance that such financing will be available on acceptable terms. The Company intends to fund its operations from the proceeds of this Offering, but there can be no assurance that such funds will be sufficient for these purposes.

       In addition, shares of our preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions and having such rights, privileges and preferences, as the board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any additional shares of preferred stock.

(d) NO ASSURANCE OF PROFITABILITY; The Company does not anticipate any significant revenues in the near future. The Company's ability to successfully implement its business plan is dependent on the completion of this Offering. There can be no assurance that the Company will be able to develop into a successful or profitable business.

(e) GOVERNMENTAL REGULATION OF THE COMPANY'S BUSINESS; The development, manufacture and sale of the Company's products are subject to regulation by governmental authorities in a number of countries. Prior to marketing, any product developed by the Company or marketed under license from the Corporation must undergo an extensive regulatory approval process. The process of obtaining regulatory approval can take many years and require the expenditure of substantial resources, and there can be no assurance that necessary approval or clearance will be obtained on a timely basis, if at all, for the Company's products under development or its future products. Moreover, if regulatory approval or clearance to market a product is obtained, such approval or clearance may entail limitations on the indicated uses of the product, and such approved product, its manufacturers and its manufacturing facilities would be subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturers, including withdrawal of the product from the market. In addition, delays or rejections may be encountered based upon changes in regulatory policy for product approval during the period of product development and regulatory review, and laws or regulations which may be adopted in the future could have a material adverse effect on the business and operations of the Company. Regulatory approval of prices is required in many countries outside the United States. Sales outside of the United States of medical products manufactured in the United States are subject to stringent FDA export requirements. There can be no assurance that the Company or its licensees will be able to fulfill such requirements or obtain necessary export permits in the future in a timely fashion or at all. The Company and its licensees are also subject to numerous environmental and safety laws and regulations, including those governing the use and disposal of hazardous materials. Any violation of, and the cost of compliance with, these regulations could adversely impact the Company's operations.

(f) DEPENDENCE ON COLLABORATIVE PARTNERS; The success of the Company business strategy is largely dependent on its ability to maintain its actual collaborations and to enter into new collaborations such as research alliances and licensing arrangements with universities, biotechnology companies and large pharmaceutical companies, and to effectively manage the relationships that may come to exist as a result of this strategy. The Company is currently seeking additional corporate collaborators, but there can be no assurance that such efforts will lead to the establishment of any favorable collaboration. There can be no assurance that any of the Company's future or existing collaborators will commit sufficient resources to the Company's research and development programs or the commercialization of its products. Also, there can be no assurance that such collaborators will not pursue existing or other development-stage products either on their own or in collaboration with others, including competitors, or alternative technologies in preference to those being developed in collaboration with the Company, or that disputes will not arise with respect to ownership of technology developed under any such collaborations. Management of the Company's collaborative relationships requires and will continue to require significant time and effort from the Company's management team and effective allocation of the Management's resources. Should any collaborative partner fail to develop or commercialize successfully any product to which it has rights, or any of the partner's products to which we have rights, our business may be adversely affected.

(g) THE COMPANY'S CURRENT LACK OF COMMERCIAL MANUFACTURING CAPABILITY AND ITS DEPENDENCE ON OTHERS TO PRODUCE ITS PRODUCTS; To be successful, the Company's products must be manufactured in commercial quantities, at acceptable costs and in compliance with regulatory requirements. However, there is no assurance that it will be successful in developing consistently sufficient capacity. In addition, any manufacturing facilities of the Company or its sub-licensees may be subject to inspection and licensing by regulatory authorities, prior to and during the production of commercial products. There can be no assurance that the Company or its sub-licensees will be able to make the transition to commercial production successfully.

(h) MARKET; The Company believes that there will be many different applications for products successfully derived from its technology and that the anticipated market for products under development will continue to expand. Much of the strategy resides on the belief that the application of Company's technology to various drugs will result in the creation of commercially viable new therapeutic drugs. No assurance can be given that these beliefs will prove to be correct owing to, in particular, competition from existing or new products and the yet to be established commercial viability of the Company's products.

(i) THE COMPETITION FACED BY THE COMPANY; In general, the development and marketing of non-immunosuppressive therapies and biopharmaceuticals for therapeutic purposes is intensely competitive and composed of numerous large and well-financed firms, including large pharmaceutical and biotechnology companies, as well as universities and other research institutions that are constantly developing or acquiring rights to new products. Moreover, medical professionals, who are traditionally slow to change to the use of alternative products, have in many cases generally accepted competing products and many of the Corporation's competitors have in place established distribution networks and sufficient marketing resources to effectively resist attempts to dislodge use of their products in the market. In addition, there can be no assurance that one or more of the Company's competitors will not develop or manufacture products that are more effective or better accepted than those, which the Company seeks to develop and commercialize. Moreover, alternate forms of medical treatment may be competitive with the Company products. Many of the Company's competitors also have established relationships with prominent academic medical scientists who can raise questions about the safety and efficacy of the Company's products, which could curtail or delay acceptance of the Company's products by medical professionals. Competitors of the Company are generally larger and have substantially greater financial, technical, clinical, marketing, manufacturing and other resources and experience than the Company.

(j) THE POSSIBILITY OF TECHNICAL CHANGE AND OBSOLESCENCE OF THE COMPANY'S PRODUCTS; The markets in which the Company competes are undergoing, and are expected to continue to undergo, rapid and significant technological change and innovation, and the Company expects competition to intensify as technological advances in such markets are made. The long-term success of the Company will depend on the continuing development and commercialization of new products and technologies to replace the Company's current technologies, products and products under development, and there can be no assurance that such new products and technologies can be successfully developed or commercialized by the Company.

(k) THE COMPANY'S RELIANCE UPON PROPRIETARY TECHNOLOGY AND PATENTS; The Company considers patent protection and proprietary technology to be materially significant to its business. The Company relies on certain patents and pending patent applications relating to various aspects of its products and technology. These patents and patent applications are either assigned or co-assigned to the Company. There can be no assurance that any pending or future patent applications will be granted or that any current or future patent will be sufficiently broad to afford adequate protection for the Company's technology and products against competitors with similar technology. There can also be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company, or that the Company's technology will not infringe upon patents or other rights owned by others, or that any of the Company's patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. Litigation, which could result in substantial cost to the Company, may be necessary to enforce the Company's rights provided by its patents or to determine the scope and validity of others' proprietary rights. The Company may desire or be required to obtain licenses from others to develop, manufacture and market commercially viable products effectively, and there can be no assurance that such licenses will be available to the Company on commercially reasonable terms or at all. Patent applications relating to or affecting the Company's business have been filed by a number of pharmaceutical and biopharmaceutical companies in research and academic institutions. A number of these technologies applications or patents may conflict with the Company's technologies or patent applications and such conflict could reduce the scope of patent protection which the Company could otherwise obtain or even lead to refusal of the Company's patent applications.

       There is no assurance that the Company could enter into licensing arrangements at a reasonable cost, or obtain alternative technology in respect of patents issued to third parties that incidentally cover its products. Any inability to secure licenses or alternative technology could result in delays in the introduction of some of the Company's products or even lead to prohibition of the development, manufacture or sale of certain products by the Company. Moreover, the Company could potentially incur substantial legal costs in defending legal actions which allege patent infringement, or by instituting patent infringement suits against others.

       It is not possible for the Company to be certain that it is the creator of inventions covered by pending patent applications or that it was the first to file patent applications for any such inventions. No assurance can be given that the Company's patents, once issued, would be declared by a court to be valid or enforceable, or that a competitor's technology or product would be found to infringe the Company's patents. Moreover, much of the Company's know-how technology which is not patentable may constitute trade secrets. Therefore, the Company requires its employees, consultants, advisors and collaborators to enter into confidentiality agreements. However, no assurance can be given that such agreements will provide for a meaningful protection of trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of information.

(l) ENVIRONMENTAL MATTERS; The Company's discovery and development processes involve the controlled use of hazardous materials. The Company and its collaborators are subject to federal, provincial and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although management believes that the Company or its collaborators are in compliance, in all material respects, with all such relevant laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. The Company is not specifically insured with respect to this liability. The Company's collaborators are however carrying insurances for such liability within the normal course of their business. But in the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed its resources.

(m) THE POSSIBILITY OF PRODUCT LIABILITY CLAIMS AND THE ABSENCE OF PRODUCT LIABILITY INSURANCE; The testing, marketing and sale of the Company's products entails an inherent risk that product liability claims will be asserted against the Company. The Company is not currently insured against such liability claim and there is no assurance that insurance will be available at acceptable premium rates. Further, the Company will not likely have sufficient resources to satisfy significant claims, if required to do so. Product liability claims could have a materially adverse effect on the business and financial condition of the Company.

(n) ANIMAL RIGHTS; Certain of our research and development activities involve animal testing. Such activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas. To the extent the activities of these groups are successful, our business could be materially harmed by delaying or interrupting our research and development activities.

(o) THE COMPANY'S DEPENDENCE ON KEY PERSONNEL; The Company's success is principally dependent on its current management personnel for the operation of its business. The Corporation is heavily dependent upon the expertise of certain of its own and its subsidiaries' key officers and scientists, and the loss of one or more of these individuals could have a material adverse effect on the Corporation. B Twelve does not yet maintain "key man" insurance on its executive officers. The loss of these individuals would adversely affect the business of the Company.

       The Company's product-development capacity will depend to a great extent on its ability to attract and retain highly qualified staff, as well as to establish and maintain relations with institutions and academic research centres. The competition in this regard is very severe. B Twelve's success is dependent to a great degree on its senior officers, its scientific personnel, as well as its consultants and collaborators. The loss of key personnel and/or the failure to enter into arrangements with collaborators, would compromise the pace and success of product development.

(p) CONTROL BY OFFICERS, DIRECTORS AND ENTITIES AFFILIATED WITH THEM; In the aggregate, ownership of our shares by management represents approximately 90% of our issued and outstanding shares of common stock as of date of filing. These shareholders, if acting together, will be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions.

(q) MANAGEMENT OF GROWTH AND EXPANSION; In order to manage its operations and any future growth effectively, the Company will need to implement and improve its operational, financial and management information systems. There can be no assurance that the Company will be able to manage such growth effectively and failure to do so could have an adverse effect on the Company's business, financial condition and results of operations.

       Furthermore, it is anticipated that the Company's continued expansion in areas and activities requiring additional expertise, such as clinical trials, regulatory approvals and marketing, will require additional management and scientific personnel. The Company's ability to recruit and retain highly qualified management and scientific personnel is critical to its success. Although the Corporation believes it will be successful in attracting and retaining skilled and experienced management and scientific personnel, there can be no assurance that it will be able to do so.

(r) THE ABSENCE OF DIVIDENDS; No assurances can be made that the future operations of the Company will result in additional revenues or will be profitable. Should the operations of the Company become profitable, it is likely that the Company would retain much or all of its earnings in order to finance future growth and expansion. Therefore, the Company does not presently intend to pay dividends, and it is not likely that any dividends will be paid in the foreseeable future.

(s) IMMEDIATE AND SUBSTANTIAL DILUTION. An investor in this Offering will experience immediate and substantial dilution

(t) LACK OF PRIOR MARKET FOR SECURITIES OF THE COMPANY; No prior market has existed for the securities being offered hereby and no assurance can be given that a market will develop subsequent to this Offering.

(u) UNCERTAINTY OF THIRD PARTY REIMBURSEMENT; The Company intends to sell its products to practitioners and health care providers. In the United States and other countries, these persons, in turn, may seek reimbursement from third-party payers, such as Medicare, Medicaid, health maintenance organizations and private insurers, including Blue Cross/Blue Shield plans. Sales of certain of the Company's products may be largely dependent on the availability of reimbursement to the health care providers or their patients from such payers. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third party coverage will be available. Limitations imposed by insurance programs and the failure of certain payers to fully or substantially reimburse health care providers or their patients for the use of the Company's products could materially adversely affect the Corporation's revenues and acceptance of its products.

OTHER MATTERS

INVESTOR RELATIONS ARRANGEMENTS; The Company has not entered into any written or oral agreements or understandings with any person to provide promotional or investor relations services for the Company. The Company currently handles its own investor relations.

RELATIONSHIP BETWEEN THE COMPANY AND PROFESSIONAL PERSONS; No professional person or associate or affiliate of a professional person has any beneficial interest, direct or indirect, in any securities or property of B Twelve. For the purposes of this paragraph, "professional person" means any person whose profession gives authority to a statement made by the person in the person's professional capacity and includes a lawyer, public accountant, appraiser, valuator, auditor, engineer or chemist.

CURRENCY FLUCTUATIONS; The issuer reports its financial position and results of operations in United States dollars in its annual financial statements. The Issuer's operations result in exposure to foreign currency fluctuations and such fluctuations may materially affect the Issuer's financial position and results of operations. The Issuer does not currently take any steps to hedge against currency fluctuations.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

       Some of the information in this prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events and are based on our management's beliefs, as well as assumptions made by and information currently available to them. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include the words "anticipate," "believe," "budget," "estimate," "expect," "intend," "objective," "plan," "probable" "possible," "potential," "project" and other words and terms of similar meaning in connection with any discussion of future operating or financial performances.

       Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors, including the risks outlined under "Risk Factors," will be important in determining our actual future results, which may differ materially from those contemplated in any forward-looking statements. These factors include, among others, the following:

       o      Start-up or development stage company;

       o      The Company's continuing operating losses and accumulated deficit;

       o      Capital requirements;

       o      No Assurance of profitability;

       o      Governmental regulation of the Company's business;

       o      Dependence on collaborative partners;

       o The Company's current lack of commercial manufacturing capability and its dependence on others to produce its products;

       o      Market;

       o      The competition faced by the Company;

       o The possibility of technical change and obsolescence of the Company's products;

       o      The Company's reliance upon proprietary technology and patents;

       o      Environmental matters;

       o The possibility of product liability claims and the absence of product liability insurance;

       o      Animal rights;

       o      The Company's dependence on key personnel;

       o      Control by officers, directors and entities affiliated with them;

       o      Management of growth and expansion;

       o      The absence of dividends;

       o      Immediate and substantial dilution;

       o      Lack of Prior Market for Securities of the Company;

       o      Uncertainty of Third Party Reimbursement; and

       o      General economic conditions.

       When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made.

       Although we believe that the expectations reflected in the forward-looking statement are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as otherwise required by federal securities laws, we are under no duty to update any of the forward looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement.

       The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar "forward looking statements" by existing public companies, does not apply to our offering.


                                 USE OF PROCEEDS

       Since there is no minimum amount to be raised, proceeds from our sale of shares will be available for use by us as the funds are received. All subscriptions that are accepted by us are, subject to any applicable laws, irrevocable. Because we are offering the shares on a "best efforts no minimum" basis, we cannot represent what percentage of the offered shares we will actually sell. We will receive none of the proceeds from the sale of the shares by the selling shareholders.

       Funds received for this offering will be used for pre-clinical development with clinical and academic institutions and co-development research program with Medarex Inc., and the balance for G&A including costs associated to the intellectual protection of the Company's research. The following table shows our intended application of the use of proceeds as a percentage of the gross proceeds received from a minimum of 10% to a maximum of 100%:

----------------------------------------------------------------------------------------------------------------------

Intended use of proceeds        Proceeds from the offering based on a percentage of shares sold
                                --------------------------------------------------------------------------------------
                                      10%               25%              50%              75%              100%
----------------------------------------------------------------------------------------------------------------------
Proceeds                            $600,000        $1,500,000       $3,000,000        $4,500,000       $6,000,000
----------------------------------------------------------------------------------------------------------------------
      Use of Proceeds
----------------------------------------------------------------------------------------------------------------------
Product Development                 $400,000        $1,100,000       $2,150,000        $3,400,000       $4,500,000
----------------------------------------------------------------------------------------------------------------------
Working Capital                     $100,000         $250,000         $600,000          $800,000        $1,150,000
----------------------------------------------------------------------------------------------------------------------
Patents & Legal                     $100,000         $150,000         $250,000          $300,000         $350,000
----------------------------------------------------------------------------------------------------------------------
Total                               $600,000        $1,500,000       $3,000,000        $4,500,000       $6,000,000
----------------------------------------------------------------------------------------------------------------------

       The amounts set forth above represent our best estimate for the use of the net proceeds of this offering in light of current circumstances. However, actual expenditures could vary considerably depending upon many factors, including, without limitation, changes in economic conditions, unanticipated complications, delays and expenses, or problems relating to the development of additional products and/or market acceptance for our products and services. Any reallocation of the net proceeds of the offering will be made at the discretion of our board of directors but will be a part of our strategy to develop our products and commencement of preclinical and clinical trials. Our working capital requirements are a function of our future growth and expansion, neither of which can be predicted with any reasonable degree of certainty. We may need to seek funds through loans or other financing arrangements in the future, and there can be no assurance that we will be able to make these arrangements in the future should the need arise.

       Pending our use of the net proceeds of the offering, the funds will be invested temporarily in certificates of deposit, short-term government securities, or similar investments. Any income from these short-term investments will be used for working capital.

       The net proceeds from this offering, together with internally generated funds and funds on hand at the time of the offering, based on historical experience, are expected to be adequate to fund our working capital needs for at least the next 12 months if only the minimum proceeds are received, or for about 24 to 36 months if the maximum proceeds are received.


                    ARBITRARY DETERMINATION OF OFFERING PRICE

       There is no active trading market for our common stock. The initial offering price of $3.00 per share has been arbitrarily determined by us, and will not necessarily bear any relationship to our assets, earnings, book value or any other objective standard of value. Among the factors considered by us in determining the initial offering price were:

o      The lack of trading market;

o      The proceeds to be raised by the offering;

o The amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present shareholders; and

o Equity investment made by Medarex Inc. in January 2001 at US$3.00 per share for a total amount of $1,200,000 to be applied against future invoices.


                                    DILUTION

       The difference between the public offering price per share and the pro forma net tangible book value per share of our Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock. Dilution arises mainly from the arbitrary decision by a company as to the offering price per share. Dilution of the value of the shares purchased by the public in this offering will also be due, in part, to the lower book value of the shares presently outstanding, and in part, to expenses incurred in connection with the public offering.

       Net tangible book value is the net tangible assets of a company (total assets less total liabilities and intangible assets; please refer to "Financial Statements"). At September 30, 2001, we had a net tangible book value deficiency of $251,990 or ($0.06) per share.

       After giving effect to the sale of the 2,000,000 shares being offered at an initial public offering price of $3.00 per share and after deducting estimated expenses of this offering ($50,000), our adjusted net tangible book value at September 30, 2001 after the offering would have been $5,698,010 or $0.92 share, representing an immediate increase in net tangible book value of $0.98 per share to the existing shareholders and an immediate dilution of $2.08 per share to new investors.

       The following table illustrates the above information with respect to dilution to new investors on a per share basis:

----------------------------------------------------------------------------------------------------------------------
                                      10% of           25% of            50% of          75%  of       100% of
                                      shares           shares            shares          shares        shares
                                      sold             sold              sold            sold          sold
----------------------------------------------------------------------------------------------------------------------
Initial public offering price       $   3.00       $     3.00       $     3.00       $     3.00        $     3.00
----------------------------------------------------------------------------------------------------------------------
Total Proceeds                      $600,000       $1,500,000       $3,000,000       $4,500,000        $6,000,000
----------------------------------------------------------------------------------------------------------------------
Pro-forma net tangible book         (251,990)         251,990)        (251,990)        (251,990)         (251,990)
value at September 30, 2001
----------------------------------------------------------------------------------------------------------------------
Increase in pro-forma et             550,000        1,450,000        2,950,000        4,450,000         5,950,000
tangible book value

attributed to purchasers  of
shares, net of offering
expenses
----------------------------------------------------------------------------------------------------------------------
Offering expenses                   $(50,000)      $  (50,000)      $  (50,000)      $  (50,000)       $  (50,000)
----------------------------------------------------------------------------------------------------------------------
Adjusted pro-forma net              $   0.07       $     0.26       $     0.52       $     0.74        $     0.92
tangible  book value per share
after our offering
----------------------------------------------------------------------------------------------------------------------
Dilution to purchasers of           $   2.93       $     2.74       $     2.48       $     2.26        $     2.08
shares
----------------------------------------------------------------------------------------------------------------------

                              PLAN OF DISTRIBUTION

       It is not the present intention of management that the sale of the securities being offered herein shall be through underwriters or brokers. The management intends that sales of the stock shall be conducted by officers and/or directors of the Company without payment of commissions.

       It is anticipated that sales shall be to investors located outside of the United States.

       The Company reserves the right to reject any subscription in whole or in part, or to allot to any prospective investor less than the number of shares subscribed for such investor.

                        DIRECTORS AND EXECUTIVE OFFICERS

A) DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding the directors and executive officers of the Company.

--------------------------------------------------------------------------------
NAME                             AGE          POSITION
--------------------------------------------------------------------------------

Jean-Luc Berger, Ph.D.           38           Director, President & Chief
                                              Executive Officer

Uri Sagman, M.D.                 48           Director, Founder

Georges Benarroch                54           Director

Don MacAdam                      55           Director

--------------------------------------------------------------------------------

       The business experience of the persons listed above during the past five years are as follows:

Dr. Uri Sagman, M.D., F.R.C.P. (C), Founder.

       Founder and Director of the Company since inception on March 5, 1999. Dr. Sagman is a Medical Oncologist and entrepreneur. Dr. Sagman is also the founder and President of GRN Health International Inc., an academically based global research organization, and C Sixty Inc., a biotechnology company.

Dr. Jean-Luc Berger, Ph.D., President & Chief Executive Officer.

       Director of the Company since inception on March 5, 1999. Dr. Berger is President and C.E.O. of the Company since May 15, 2001. He joined the Company as Chief Operating Officer in September 2000. Prior to joining B Twelve Inc., Dr. Berger was a Pharmaceutical/Biotechnology analyst in a Toronto-based, institutional investment and research firm, since 1996.

Mr. Georges Benarroch, Director.

       Director of the Company since May 5, 2000. For the past five years, Mr. Benarroch has been the Chairman, President & Chief Executive Officer of Credifinance Securities Limited, the President and Chief Executive Officer of InterUnion Financial Corporation, and the Chairman of InterUnion Asset Management Ltd. InterUnion Financial Corporation is a public company.

Mr. Donald MacAdam, Director.

       Director of the Company since November 17, 1999. Since January 2000, Mr. MacAdam has been President of Agile Systems Inc. From 1997 to 1999, he was President and Chief Executive Officer of Tm Bioscience Corporation. Prior to Tm Bioscience Corporation, Mr. MacAdam was President of CRS Robotics Corporation from 1993 to 1996. Both Tm Bioscience Corporation and CRS Robotics Corporation are public companies. In addition to his work at B Twelve, Mr. MacAdam is a director of: CTL ImmunoTherapies Corporation of Catsworth, California; Agile Systems Inc., Waterloo, Ontario; AutoBranch technologies Inc., Mississauga, Ontario; and, Hammond Power Solutions, Guelph, Ontario.

B) SIGNIFICANT EMPLOYEES

       The Company does not expect to receive a significant contribution from employees that are not executive officers.

C) FAMILY RELATIONSHIPS

       Currently, there are no directors, executive officers or persons nominated or persons chosen by the Company to become a director or executive officer of the Company who are directly related to an individual who currently holds the position of director or executive officer or is nominated to one of the said position.

D) INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

       No director, or officer, or promoter of the Company has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

A) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following persons (including any group as defined in Regulation S-B, Section 228.403) are known to B Twelve, as the issuer, to be beneficial owner of more than five percent (5%) of any class of the said issuer's voting securities as of December 31, 2001.

------------------------ ----------------------------- -------------------------- -----------------------------
Title of Class           Name and Address of                 Common Shares            Percentage of Class
                         Beneficial
                         Owner
------------------------ ----------------------------- -------------------------- -----------------------------
Common                   Dr. Uri                                314,525                       7.1%
                         Sagman
                         Toronto, Ontario, Canada

Common                   Dr. Jean-Luc                           377,025                       8.5%
                         Berger
                         Toronto, Ontario, Canada

Common                   Credifinance Gestion                 3,275,000                      73.5%
                         S.A.
                         Fribourg, Switzerland

Common                   Medarex                                400,000                       9.0%
                         Inc.
                         New Jersey, United States
------------------------ ----------------------------- -------------------------- -----------------------------

B) SECURITY OWNERSHIP OF MANAGEMENT


------------------------ ----------------------------- -------------------------- -----------------------------
Title of Class           Name and Address of                 Common Shares            Percentage of Class
                         Beneficial
                         Owner
------------------------ ----------------------------- -------------------------- -----------------------------
Common                   Directors and Executive                726,600                      16.4%
                         Officers as a group (4
                         people)

Common                   Rupert's Crossing                      50,000                        1.1%
                         Alberta, Canada

Common                   Credifinance Gestion                 3,275,000                      73.5%
                         S.A.
                         Fribourg, Switzerland

Common                   Medarex                                400,000                       9.0%
                         Inc.
                         New Jersey, United States
------------------------ ----------------------------- -------------------------- -----------------------------

Note: as of December 31, 2001.

C) CHANGES IN CONTROL

     Currently, there is no such arrangement which may result in a change in control of the Company.


D) SELLING SECURITY HOLDERS

-------------------------------- --------------------- ------------------- -------------------------- ----------------
Name and Address of Beneficial      Common Shares        Common Shares           Common Shares         Percentage of
Owner                                Owned before           Offered          Owned after Offering          Class
                                       Offering                                                         Owned after
                                                                                                         Offering
-------------------------------- --------------------- ------------------- -------------------------- ----------------
Rupert's Crossing                       50,000                50,000                    -                   0.0%
Alberta, Canada

Credifinance Gestion                  3,275,000            1,050,000               2,225,000               34.5%
S.A.
Fribourg, Switzerland

Medarex Inc.                           400,000               400,000                    -                   0.0%
New Jersey, United States

Total                                 3,725,000            1,500,000               2,225,000
-------------------------------- --------------------- ------------------- -------------------------- ----------------

                            DESCRIPTION OF SECURITIES

       The following description of our securities and various provisions of our Certificate of Incorporation and our bylaws are summaries. Statements contained in this prospectus relating to such provisions are not necessarily complete, and reference is made to the Certificate of Incorporation and bylaws, copies of which have been filed with the Securities and Exchange Commission as exhibits to our registration statement of which this prospectus constitutes a part, and provisions of applicable law. Our authorized capital stock consists of 25,000,000 shares of common stock, $.0001 par value, of which 4,183,100 shares were issued and outstanding as of September 30,2001, and 1,000,000 shares of preferred stock, $1.00 par value, of which none are currently issued as of September 30, 2001. As of September 30, 2001, there were 7 holders of record of our common stock.

Common Stock

       Each share of common stock is entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the board of directors from funds legally available funds. No holder of any shares of common stock has any pre-emptive right to subscribe for any of our securities. Upon our dissolution, liquidation or winding up of our corporate affairs, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and non-assessable.

       Each shareholder of common stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders. The shareholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the shares voting in the election of directors will be able to elect all the directors if they choose to do so.

Preferred Stock

       The board of Directors is authorized, without further shareholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock. As of September 30, 2001, there are no issued preferred shares outstanding.

       Shares of our preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions and having such rights, privileges and preferences, as the board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any additional shares of preferred stock.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to Directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

       In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           DESCRIPTION OF OUR BUSINESS

THE COMPANY

       B. Twelve, Inc. ("B Twelve" or "the Company") was incorporated in the State of Florida by Articles of Incorporation on March 5, 1999. The registered office of the Company is 3801 PGA Boulevard, Suite 802, Palm Beach Gardens, Florida 33407. The Company's wholly owned subsidiary B Twelve, Ltd., was incorporated in the Province of Ontario on March 5, 1999. The Company's address for service, in Canada, is 41A Avenue Road, Toronto, Ontario M5R 2G3.

       B Twelve Inc. is a biopharmaceutical company focused on the development of a platform technology for the treatment of cancer and diseases of the immune system. The Company is currently engaged in the development of proprietary monoclonal antibodies and a drug delivery technology platform based on modulation of the vitamin B12 pathway.

BUSINESS OF B TWELVE

OVERVIEW

       As initial focus, B Twelve is advancing oncology care by developing a portfolio of targeted biologic treatments based on the therapeutic effect of vitamin B12 depletion on abnormal rapid growth and deregulated cells, such as observed in cancer and some diseases of the immune system. Targeted therapies pinpoint the underlying molecular process of a tumor cell while sparing normal cells and healthy tissues. The result is often a more efficacious drug with a more favorable side-effect profile.

       Cancer research associated with the vitamin B12 pathway is based on the hypothesis that, by interfering with the signal's source, the messages necessary for tumors to grow and stay alive, grow new vasculature, or migrate can be blocked. Vitamin B12 regulates one of two major cellular pathways for the production of folates, the cell's primary source of carbon and the progenitor for the synthesis of DNA. There are two ways to prevent the proliferation signal from reaching the command center in the nucleus. They are (1) block the receptor from binding its growth factor or (2) block the signaling pathway once the growth factor is already bound. The first option is accomplished with monoclonal antibodies and the second with small-molecule drugs issued of the Company's drug delivery technology.

TECHNOLOGIES & PRODUCTS

       Targeted disease in oncology refers to a focus on understanding the underlying cause of disease and an attempt to attack cancer at its molecular roots. This research is in sharp contrast to established treatments such as chemotherapy used in oncology, which indiscriminately attacks rapidly dividing cells and causes unwanted side effects. By focusing therapies on molecular targets, researchers are able to increase potency and specificity, thereby reducing the incidence of adverse events.

       The following table summarizes our research and product development programs:

-------------------------------------- ---------------- ---------------------------------------------------------
Products                               Status           Comments
-------------------------------------- ---------------- ---------------------------------------------------------
Monoclonal Antibodies
-------------------------------------- ---------------- ---------------------------------------------------------
     VITAMIN B12 PATHWAY TARGETS       Pre-clinical     Generation of fully human monoclonal  antibodies against
                                                        targets  (i.e.   antigens)   provided  by  the  Company.
                                                        Project  performed  in  collaboration  with Medarex Inc.
                                                        and academic  partners.  Selected candidate to move into
                                                        formal preclinical studies.
-------------------------------------- ---------------- ---------------------------------------------------------
Bioconjugate Constructs
-------------------------------------- ---------------- ---------------------------------------------------------
     PACLITAXEL                        Pre-clinical     Generation of  bioconjugates  based on proprietary  drug
                                                        delivery  technology  targeting the vitamin B12 pathway.
                                                        Projects   conducted  in  collaboration   with  academic
                                                        partners.   Selected   candidate  to  move  into  formal
                                                        preclinical studies.
     DOXORUBICIN                       Pre-clinical
     CARBOPLATINUM                     Pre-clinical
-------------------------------------- ---------------- ---------------------------------------------------------
Anchor Technology
-------------------------------------- ---------------- ---------------------------------------------------------
     TARGETED LIPOSOME                 R&D              Early stage drug delivery technology. Feasibility
                                                        studies.
-------------------------------------- ---------------- ---------------------------------------------------------

SCIENTIFIC & CLINICAL RATIONALE

       The science underlying the importance of vitamin B12 and the effects of vitamin B12 depletion is well known. Experimental data IN VITRO, in pre-clinical animal models, and in patient studies have demonstrated the absolute requirement of proliferating normal and neoplastic cells for vitamin B12. The feasibility of using vitamin B12 depletion as therapy to treat cancer has been established in patients. Clinical studies were performed using nitrous oxide to obtain whole body inactivation of vitamin B12 (through an oxidation process) resulting in a dramatic decline of leukemic cells in patients in the blast crisis phase of acute myeloblastic leukemia. While the results obtained from both patients and animal studies have revealed useful potential therapeutic application of vitamin B12 depletion as anti-cancer therapy, the results gained little recognition and no real application due to the impracticality of the therapy and its toxicity.

       A major thrust of the research program of the Company has been to develop drugs that could repeat and improve upon the therapeutic efficacy of vitamin B12 depletion with nitrous oxide in patients. Since, the Company has made significant progress in all areas of its research program, including the production of monoclonal antibodies and drug candidates that regulate the vitamin B12 receptor.

       The scientific basis underlying the development of B Twelve's products is based on the cellular response to vitamin B12 depletion. Vitamin B12 is an essential co-enzyme that is required for the synthesis of DNA. In Human, vitamin B12 is acquired by the diet. After being released from food, vitamin B12 is transferred across the digestive tract to the blood stream where it binds with a carrier protein, known as transcobalamin II or TCII. Then, the vitamin B12/TCII complex is transported in the blood and eventually recognized by high affinity receptors (TCII/ B12 receptors) present on dividing cells.

       The receptors are solely responsible for internalization of vitamin B12 into dividing cells. The receptors are undetectable or non-active on non-dividing cells but are highly expressed when cells are stimulated to divide thus allowing for vitamin B12 uptake.

       Rapidly dividing cells associated with cancers and other proliferative diseases express far more receptors than most normal cells. At the present time, over expression of activated B12 receptor has been found on all of the human solid tumor cell lines that have been examined. These include both hematological malignancies (leukemia and lymphoma), and solid tumors such as colon and breast cancers.

       Vitamin B12 in the cell is used as an essential enzyme cofactor in the production of folates which are ultimately the carbon source for nucleotide and DNA synthesis. The two key enzymes involved in folate production are methionine synthase (MS) and dihydrofolate reductase (DHFR). The latter enzyme has been a prime target for the design of anti-cancer agents, resulting in methotrexate, one of the most widely used drugs. The former is B Twelve Inc.'s target for regulation. There is currently on the market existing anti-folate drugs which interfere with other parts of the folate cycle. These include chemotherapeutic drugs such as methotrexate and 5-fluoraracil (5-FU), which are widely used in cancer treatment. However their efficacy is limited by significant toxicity and ultimately the induction of drug resistance. Vitamin B12 depletion has been demonstrated to kill cancer cells that are resistant to such conventional chemotherapeutic drugs. A therapeutic niche therefore has been established by demonstrating the potential of vitamin B12 depletion to circumvent drug resistance or in turn for vitamin B12 depletion to be used in combination with other drugs as adjunct to conventional chemotherapy.

MONOCLONAL ANTIBODIES

       The Company is developing monoclonal antibodies initially as vitamin B12 receptor control agents for certain pharmaceutical applications including treatment of cancer and autoimmune diseases. Many of the product development issues for antibodies have been addressed over the last ten years including immunogenicity and scale-up manufacturing for therapeutic applications resulting in the approval or pending approval of a number of products in the U.S. and Europe.

       The cell surface receptor for vitamin B12 requires that the vitamin B12 molecule be associated with the serum carrier protein TCII for recognition and uptake. Consequently, there are three ways in which antibodies could be used to block vitamin B12 uptake resulting in cellular depletion:

o Type 1: BINDS THE TCII MOLECULE; These Mabs which react to apo-TCII (no vitamin B12 bound) at the binding site for vitamin B12 inhibit uptake of vitamin B12 into the carrier protein, thereby preventing uptake by the B12/TCII receptor

o Type 2: BINDS THE TCII-VITAMIN B12 COMPLEX; These Mabs deplete cellular vitamin B12 by binding to holo-TCII (bound to vitamin B12) and inhibiting its interaction with the B12/TCII receptor

o Type 3: BINDS THE VITAMIN B12 RECEPTOR; These Mabs bind to the receptor itself and prevent its contact with the B12/TCII complex

       Development of fully human antibodies of the above types is currently the subject of a co-development program and partnership between Medarex Inc., a U.S. biotechnology company, and B Twelve. DRUG DELIVERY TECHNOLOGY

       B Twelve exploits the chemistry and biological pathway of vitamin B12 as carrier or vector. B Twelve takes advantage of a proprietary technology and expertise based on known biological transport mechanisms. The technology, also known as bioconjugation or prodrug, creates a molecular complex through the non-covalent binding of a transportable state of the drug with small carrier molecules. The technology is designed to protect drugs from degradation whilst allowing absorption through specific binding to a receptor. Prior to development, potential drug candidates have to meet some criteria including:

       (a)    Technical feasibility,
       (b)    Established biology and clinical enabling animal models,
       (c)    Unmet medical need,
       (d)    Therapeutic opportunity,
       (e)    Commercial potential,
       (f)    Patent protection, and
       (g)    Potential partnering.

       Drug delivery has become one of the fastest growing areas in the pharmaceutical industry with companies increasingly turning to novel delivery systems in order to:

       (a)    Extend the patent life of existing drugs
       (b)    Increase product portfolio

       (c)    Enhance safety and efficacy
       (d)    Reduce unwanted side-effects
       (e)    Improve patient compliance,
       (f)    Take advantage of the regulatory approval cycle process, and
       (g)    Maintain product sales against competition.

       A bioconjugation technology platform creates drug complexes or constructs that are administered by intravenous injection or rapid infusion. It permits to the reactive constructs to rapidly reach their target and bond their receptor in a highly selective manner. When a bioconjugation technology is applied to existing drugs, it creates new chemical entities with substantially improved pharmacokinetic profiles, broadened therapeutic indices, and other advantages. Also, drug development risks can be reduced because the bioconjugate construct can utilize Drug Moeities whose pharmacology and toxicity profiles are already well understood. If manufacturing processes for the Drug Moeity are already developed then the final chemical modification steps to form a bioconjugate construct are usually fairly easy to achieve in a low risk, low cost conventional medicinal chemistry manufacturing process. The timeline required to progress from project feasibility to bioconjugate construct synthesis to pilot preclinical studies to formal preclinical development is normally a matter of months, not years.

       A)     BIOCONJUGATE CONSTRUCTS

              Since oncology is an area of expertise of the Company, the Company demonstrated that the vitamin B12 molecule could be derivatized and attached to different antineoplastic agents, and yet maintain binding to the TCII carrier molecule and its respective receptor. A number of different types of bioconjugate constructs were produced, including those with marketed chemotherapeutic agents such as:

              (a)    Paclitaxel (Taxol(R)),
              (b)    Doxorubicin, and
              (c)    Carboplatinum.

       B)     ANCHOR TECHNOLOGY

              The Company has initiated the development of a new generation of vitamin B12 targeted liposome technology. Targeting factors which can be attached to these liposomes include monoclonal antibodies and other proteins. This approach is aimed at delivering a high drug payload, specifically to targeted cells, thus improving the therapeutic index and reducing toxicity.

       The bioconjugate technology and anchor technology are applicable to a very broad range of therapeutic areas. Each specific bioconjugate technology has the potential to target a large number of therapeutic candidate targets for creation of bioconjugate constructs. New constructs can be synthesis from:

       (a)    Existing drugs

       (b)    Generic drugs

       (c)    Molecules in development.

       (d) Molecules with attractive biological activity and potency that were never developed because of too short half-life of activity for commercial utility or inadequate safety profile.

       The Company's management believes that its core drug delivery technology exhibits a number of properties that would make it attractive to potential partners and be commercially viable:

       (a)    Core component and vector is safe and non toxic,
       (b)    Technology is protected by issued patents
       (c)    Versatility of the technology,
       (d)    Diverse drug payloads
       (e)    Permit rapid drug creation
       (f)    New bioconjugate constructs are patentable
       (g)    Availability and low cost of raw material and
       (h)    Easy to scale-up and technology transfer.

Market and Competition

       Competition in the Company's industry is intense and is expected to increase as disease management and patient compliance become more important in the overall challenge to contain health care costs.

INDUSTRY OVERVIEW

       The innovative drug industry is estimated to have total worldwide annual sales in excess of $300 billion and is growing at an annual rate of approx. 10%. The branded industry is also facing patent expirations over the next five years on drugs that generated close to $35.0 billion in U.S. sales in 1999. Thus, the Company intends to clearly take advantage of an industry that has historically rejuvenated itself with the development of new premium-priced breakthrough therapies that have obsoleted older drugs and opened up entirely new markets. According to industry sources, the drug delivery market was worth over $40 billion in 1999 and is anticipated to double by the year 2005. The prevalence of the patient population for which the Company's products are targeted, namely cancer and proliferative diseases comprises of a significant segment of the North American patient market. The Economic toll of those afflicted with incurable cancer, arthritis and other proliferative diseases is measured at approximately $200 billion. The annual prevalence rates for most cancers are anticipated to increase over the next decade, with solid malignancies demonstrating sharp increases (lung, colon and breast cancer). Advanced solid malignancies are by and large not curative by conventional treatment modalities including chemotherapy and radiation therapy. Similarly prevalence rates for arthritis are anticipated to increase over the next decade. Trends for disease escalation are reflected by the increase in the percentage of the aging population. The size of each market segment alone reflects the desperate need for effective approaches to the treatment of these diseases and to the relative paucity of active agents in these market segments, as outlined below.

       Although it is difficult to estimate the price of the Company's products in advance, current monoclonal and biological products (recombinant cytokines, growth hormones, growth factors, and thrombolytic agents), are typically priced at $500 to over $3000 per course administration.

CANCER

       One of every four deaths in the U.S. is caused by cancer, making it the second leading cause of death in the country next to cardiovascular diseases. The U.S. National Cancer Institute (NCI) estimates that about 8 million Americans have or have had some form of cancer. Cancer claims annually about 560,000 American lives. The annual incidence of cancer in the seven major developed markets (U.S., Japan, U.K., Germany, France, Italy and Spain) is over 2,000,000. Of those patients treated annually, more than 800,000 will become refractory (unresponsiveness) to chemotherapy, often developing multi-drug resistance and metastatic tumors. Despite significant strides in reducing cancer mortality, many patients still fail to respond to any of the current therapies and in fact 45% of all cancer patients develop resistance to the drugs used to fight their disease.

       Overall costs of the disease are $107 billion annually; $37 billion in direct medical costs. According to a report published by The Pharmaceutical Research and Manufacturers of America (PHRMA) in 1999, pharmaceutical companies are developing about 350 new medicines for cancer, some of which are in development for more than one type of the disease, for a total of over 525 projects. The medicines include 63 for breast cancer, 58 for skin cancer, including melanoma, 58 for lung cancer, and 46 for colon cancer, the second leading cancer killer of both men and women.

       Existing therapies are generally toxic and frequently ineffective. The cancer market is dominated by research and development efforts aimed at safer and more effective agents. Cancer is not a single disease, nor is it a simple one; rather it is a family of at least 100 diseases that vary in age of onset, rate of growth, diagnostic, response to treatment and prognosis. Cancer results from an abnormal, rapid growth of cells. These cells divide and multiply unchecked, often becoming tumors that invade healthy tissue. They also quickly adapt to changes in their environment and are capable of developing mechanisms of resistance to accepted treatment regimes. For these reasons, the focus of much current research is on new approaches to the disease and agents that work along new biological pathways such as targeted therapies.

       According to industry sources, the worldwide market for anticancer drug was about $16.5 billion in 1999 and is growing by over 10% per annum. The factors contributing to this growth are the social need for more effective treatments, the increasing understanding of the disease and the positive climate at the FDA and other regulatory agencies (promising cancer treatments are given priority by these agencies).

COLORECTAL CANCER

       The Company has identified colorectal cancer as a first indication to be pursued.

STATISTICS. Excluding cancers of the skin, colorectal cancer is the third most common malignancy in the U.S. among men and women. The American Cancer Society estimates that 135,400 individuals will be diagnosed with colorectal cancer in 2001 and that the disease will be responsible for 56,700 deaths. The five-year survival rate (the percentage of patients living at least five years after diagnosis) is directly correlated to the degree of metastasis. The five-year rates are 90% if the cancer is found early, 65% if it has spread to nearby tissue, and only 8% if it has metastasized to distant organs.

TREATMENT OPTIONS. As with most malignancies, surgery remains the preferred treatment option for colorectal cancer. However, unless the cancer is caught at a very early stage, chemotherapy and/or radiation are also usually necessary.

The standard first-line chemotherapy treatment is fluorouracil (5-FU), which is often used in combination with leucovorin. Irinotecan (CPT-11) is a chemotherapy agent approved for patients who no longer respond to 5-FU. The FDA approved irinotecan with a 13% response rate in patients who failed 5-FU. Irinotecan is also approved in combination with 5-FU in the first-line setting, and that option has been gaining popularity. Currently no other therapeutic options exist for patients who so not respond to irinotecan. Severe diarrhea is a potential side effect of irinotecan treatment (approximately 40% of cases). Therefore, we would not expect the FDA to approve any small-molecules or biological agents for the colorectal indication that may induce diarrhea. This potential side effect significantly limits the number of candidates that can be used in combination with irinotecan. There is a clear unmet medical need to discover and develop an active therapy for such failures.

MONOCLONAL ANTIBODIES

       There is a large spectrum of biotechnology companies engaged in the development of monoclonal antibody (Mabs) therapies. Invariably technologies developed by these companies target cancer, AIDS and autoimmune disorders, in addition to cardiovascular, viral and organ transplant indications as well as medical diagnostics. Antibody-based approaches developed by these companies include toxin conjugates, radioisotope conjugates, and unconjugated antibodies.

       Monoclonal antibodies were one of the first therapeutic products issued of the biotechnology industry. Unlike most conventional drugs, these recombinant proteins possess intrinsic properties that empower them to selectively neutralize disease-causing targets without harming healthy neighboring cells.

       However, in the early 1990s, the first generation of monoclonal antibodies experienced clinical trial failures due to their murine nature (i.e. mouse origin). Many product developments were derailed in 1992 when data from various clinical trials revealed no clinical difference between the treated group and placebo and, in fact, suggested that treatment may even have been harmful.

       The excitement surrounding MAbs began in November 1997, when the FDA approved RituxanTM (Rituximab) for the treatment of advanced, recurrent non-Hodgkins lymphoma -- the first time a monoclonal antibody had ever been cleared for use in cancer therapy.

       In May 1998, the news about MAbs became even more animated when Genentech, Inc. announced promising Phase III clinical trial results involving a second monoclonal antibody, HerceptinTM (Trastuzumab). When used in combination with chemotherapy, HerceptinTM was found to slow the progression of metastatic breast cancer and shrink tumors in patients that overexpress the HER2 gene. Since the overexpression of HER2 occurs in approximately 25 to 30 percent of all patients with breast cancer reports demonstrating HerceptinTM's ability to extend and enrich the lives of test patients were greeted with enthusiasm.

       Today, industry sources estimate that approx. 50% of therapeutic antibodies currently in development are humanized, and in 1997, Protein Design Labs's Zenapax(R) became the first humanized antibody product to be successfully developed for commercialization. While the humanized therapeutic antibodies have a significant improved profile in every parameter (safety, efficacy, and dosing due to the lower incidence of immunogenicity) compared to their murine and chimeric counterparts, these antibodies have still some important and unanswered questions. Is there any risk of immunogenicity with prolonged treatment, and if so how long long before it sets in? Most clinical trials for antibodies in chronic therapy have been conducted in immunocompromised patients, so it still remains unclear whether or not prolonged treatment in immunocompetent patients, will trigger immunogenic reactions. To eliminate this risk altogether, fully human antibodies may be a better approach.

       A new generation of antibody technologies -transgenic mice and phage display - is challenging both traditional hybridoma and humanizing production methods. These novel technologies enable drug companies to produce fully human antibodies. Since both approaches are relatively new for commercial use, the majority of the fully human antibodies produced are still in early clinical or preclinical development.

       Compared to traditional drugs, fully human antibodies are generally perceived to have a more rapid development timeframe and a higher success rate in development. Industry sources estimate the total antibody therapeutic market in 1999 to be $1.3 billion, up 336% and 63.1% from 1997 and 1998, respectively. Going forward, the total antibody therapeutic market in 2002 could easily reach $3.1 billion in worldwide sales from 19 approved products.

This growth trend is justified for the following reasons:

       a) Near-term growth driven by market launch of recently approved antibody products;

       b) Physicians begin to embrace monoclonal antibodies as treatment option for patients;

       c) Additional growth driven by label expansion for existing approved antibody products;

       d)     Long-term growth driven by a robust industry pipeline

DRUG DELIVERY AND NEW CHEMICAL ENTITIES

       Competitors in the Drug Delivery area are numerous and include major players such as Alza Corporation, Elan Corporation plc, Biovail Corporation International Inc., Andrx Corporation and other major drug delivery companies that have more experience in developing products and obtaining regulatory approvals. The Company also competes with pharmaceutical companies, research centers, universities and other small private companies in the development and production of drug delivery technologies.

       At present, the drug delivery industry remains a highly fragmented industry, with companies in various stages of development, operating a wide range of strategies. Industry sources estimate that there are more than 300 companies engaged in the development and licensing of new drug delivery technologies, while another 1000 pharmaceutical and medical product manufacturers participate in the drug delivery market to a lesser degree.

       To date, the field of drug delivery has been driven by the development and application of innovative technologies, rather than by a focus on resolving unmet patient needs. Thus numerous companies around the world develop novel technologies and routes of administration, and then seek suitable drug candidates to which to apply them.

       A wide range of drug delivery technologies has specifically been designed to solve biological problems and physiological constraints with clear clinical and cost benefits over existing therapies. Drug delivery technologies and respective distribution among the pharmaceutical industry can be breakdown in the following categories:

       Oral route                                               47%
       Pulmonary route                                          16%
       Transdermal/topical route                                11%
       Intraveinous route                                        7%
       Subcutaneous/intramuscular route                         11%
       Other routes                                             10%

       The idea of an oral formulation is to have a pill or capsule that disintegrates in the stomach, allowing the release of subunits of drug over a large area in the gastrointestinal tract, thus reducing a massive localized release of drug and the side effects associated with peak drug concentrations. These technologies aim to limit the risk of over-dosing and under-dosing, while improving patient compliance. It is estimated that about 47% of the specialized drug delivery companies are involved in oral control release formulation.

       Many companies have also addressed the problem of systemic toxicity by developing site-specific delivery systems to improve local effectiveness and avoid systemic exposure to drugs. Oral delivery is not feasible for many drugs, since they are degraded by enzymes in the gastrointestinal tract, or inactivated by first-pass metabolism in the liver. In this case, physical or chemical barriers imposed by the body limit the delivery route for an active compound. Technologies that make possible oral delivery of proteins and peptides offer new therapeutics applications for products, and many companies have recognized this opportunity. About 30% of the companies involved in the drug delivery industry are involved in this category.

       Currently, candidates issued of B Twelve's proprietary technology are aimed to be delivered to the body via the intraveinous (IV) route. The IV route is generally used in situations where rapid responses are required, or where there is no alternative because absorption is impaired or not feasible by other routes. Even by the IV route it is possible to modify the kinetics of disposition, and sometimes the metabolic profile of the drug, by its incorporation into vesicles, such as liposomes. About 7% of the specialized drug delivery companies are involved in the development this category.

       Though it may be derivatized from a known drug entity, a bioconjugate construct is not a formulation of that drug entity, but a new and unique molecule, which for drug development purposes is treated as a new chemical entity (NCE). However, if the pharmacology and toxicology properties of the Drug Moeity portion of the bioconjugate construct are well known, it facilitates a more rapid and lower risk drug development process as compared to most NCE's. In addition, a bioconjugate construct may actually facilitate development of NCE's that would normally be hindered by unacceptable pharmacokinetics or side effects.

       From a regulatory perspective, a bioconjugate construct will undergo the same review process as other NCE's. Still, a therapeutic drug construct with a reactive chemistry component has the potential to raise a number of regulatory questions.

       Because new anti-cancer drugs showing efficacy and improved safety profile can have a major influence on the market, the Company has identified the development of bioconjugate construct(s) incorporating paclitaxel (Taxol(R)) as active medicine, as a major research strategy for its growth expansion. This was supported by the economic potential and major side effects exhibited by

Taxol(R), which is now approved for ovarian, breast, and lung cancers as well as for AIDS-related Kaposi's sarcoma. In just its second year on the market back in 1994, Taxol(R) was the leading drug for this market with sales advancing 168% to $375 million (ovarian cancer as indication); Sales in the United States were about $1.0 billion in 2000. However, major side effects are associated to the use of the drug, such as damage to the bone marrow, resulting in anemia and infections.


INTELLECTUAL PROPERTY

       The Company's business and competition position is dependent upon its ability to protect its proprietary technologies and avoid infringing the proprietary rights of others. Company's current policy is to file patent applications on what the management deems to be important technological developments that might relate to its products, methods of using its products or therapeutic indications. To date, all inventions have originated in the United States and all patents applications were originally filed in the United States. The Company also seek to protect some of these inventions through foreign counterpart applications in selected other countries.

       The Company's patent strategy has been to develop an "umbrella" of patents protecting its core technology and their therapeutic uses and the underlying technologies used to create them. The Company has filed a number of patent applications in the United States, the PCT Member Countries, Japan, and in most other jurisdictions to protect its proprietary rights in the development of its technologies and products. To date, 27 patent applications have been filed of which 10 have been issued, and 17 are pending issuance. The following is a list of the issued patents:


---------------------- -------------------------------------------------------------------- -----------------
PATENT NO.             TITLE                                                                ISSUED
---------------------- -------------------------------------------------------------------- -----------------
AU680,822              Anti-receptor and growth blocking agents to the vitamin                  03/05/93
                       B12/transcobalamin II receptor and use in preventing cellular uptake of vitamin B12
---------------------- -------------------------------------------------------------------- -----------------
NZ252,559              Anti-receptor agents to the vitamin B12/transcobalamin II receptor       14/02/97
---------------------- -------------------------------------------------------------------- -----------------
US5,688,504            Anti-receptor and growth blocking agents to the vitamin                  18/11/97
                       B12/transcobalamin II receptor
---------------------- -------------------------------------------------------------------- -----------------
US5,739,287            Biotinylated cobalamins                                                  14/04/98
---------------------- -------------------------------------------------------------------- -----------------
US5,840,712            Receptor modulating agents                                               24/11/98
---------------------- -------------------------------------------------------------------- -----------------
US5,840,880            Vitamin B12 receptor modulating agents                                   24/11/98
---------------------- -------------------------------------------------------------------- -----------------
US5,869,465            Methods for receptor modulation and uses thereto                         02/09/99
---------------------- -------------------------------------------------------------------- -----------------
US6,083,926            Water soluble vitamin B12 receptor modulating agents and methods         04/07/00
                       relating thereto
---------------------- -------------------------------------------------------------------- -----------------
CA2,135,277            Anti-receptor and growth blocking agents to the vitamin                  24/04/01
                       B12/transcobalamin II receptor and use in preventing cellular uptake of vitamin B12
---------------------- -------------------------------------------------------------------- -----------------
KR297,310              Anti-receptor and growth blocking agents to the vitamin                  21/05/01
                       B12/transcobalamin II receptor and use in preventing cellular uptake of vitamin B12
---------------------- -------------------------------------------------------------------- -----------------


       Patent litigation is widespread in the biotechnology industry, and any patent litigation could harm our business. Development and protection of our intellectual property are critical to our business. If we do not adequately protect our intellectual property, competitors may be able to practice our technologies. Our success depends in part on our ability to i) obtain patent protection for our products or processes both in the United States and other countries, ii) protect trade secrets, and iii) prevent others from infringing on our proprietary rights.

       In particular we believe that using our drug delivery technology to bond existing drugs may yield patentable subject matter. We do not believe that our bioconjugate constructs will infringe any third-party patents covering the underlying drug. However, we may not receive a patent for our bioconjugate constructs and we may be challenged by the holder of a patent covering the underlying drug.

       The patent position of biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in biotech patents. If it allows broad claims, the number and cost of patent interference proceedings in the U.S. and the risk of infringement litigation may increase. If it allows narrow claims, the risk of infringement may decrease, but the value of our rights under our patents, licenses and patent applications may also decrease.

       We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Third parties may independently develop such know-how or otherwise obtain access to our technology. While we require our employees, consultants and corporate partners with access to proprietary information to enter into confidentiality agreements, these agreements may not be honored.

       Patents issued to third parties may cover our products as ultimately developed. We may need to acquire licenses to these patents or challenge the validity of these patents. We may not be able to license any patent rights on acceptable terms or successfully challenge such patents. The need to do so will depend on the scope and validity of these patents and ultimately on the final design or formulation of the products and services that we develop.

       Although we attempt to monitor the patent filings of our competitors in an effort to guide the design and development of our products to avoid infringement, third parties may challenge the patents that have been issued or will be licensed to us. We may have to pay substantial damages, possibly including treble damages, for past infringement if it is ultimately determined that our products infringe a third party's patents. Further, we may be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns.

REGULATORY ENVIRONMENT

DRUG DEVELOPMENT AND APPROVAL PROCESS

       The Company's pre-clinical and clinical trials, as well as the manufacturing and marketing of its potential products, are subject to extensive regulation for safety and efficacy by various governmental authorities around the world. The United States Food and Drug Administration ("FDA") plays a key role since it regulates drug approval for the world's largest market.

       The process of studying drugs intended for use in humans usually begins with pre-clinical studies involving only animals. These pre-clinical studies are followed by studies that involve humans on a scale to assess safety and which are then expanded to a larger group to assess safety and efficacy. These various studies are usually broken into four phases with multiple studies generally conducted within each phase. Throughout these pre-clinical and clinical studies drug concentrations are measured in biological fluid samples as part of the assessment of drug safety and efficacy.

Preclinical Studies

       Preclinical drug studies involve the evaluation of drug testing in animals in a preliminary effort to determine toxicity, correct doses, side effects and efficacy in animals to provide evidence of the safety of the drug prior to its administration to humans. Bioanalytical research involves the use of instruments that can detect and measure trace quantities of drugs, metabolites, genetic material and other products in biological samples.

Clinical Studies

       Upon successful completion of pre-clinical studies the drug undergoes a series of evaluations in humans including healthy volunteers. The pharmaceutical Company sponsoring the new drug must file an Investigational New Drug application (IND), which includes results from the pre-clinical evaluations and provides comprehensive descriptions of the proposed human clinical studies. There are four generally accepted Phases in clinical studies, but the Phases may overlap:

PHASE I These studies usually take one year to complete and are conducted on a small number of healthy human subjects to evaluate the drug's pharmacological actions, toxicity, metabolism and pharmacokinetics.

PHASE II These studies take an average of two years to complete and are carried out on a relatively small number of patients suffering from the targeted condition or disease, to determine the drug's effectiveness and dose response relationship. This phase provides additional safety data and the first substantiative evidence of the drug's efficacy in humans.

PHASE III         These studies take an average of two years to three years
                  to complete and involve tests on a much larger population of patients suffering from the targeted condition or disease, typically several hundred to several thousand patients. Such studies measure the drug's efficacy and its side effects on a large scale and typically involve numerous hospitals and clinics.

PHASE IV This final phase involves monitoring the long-term benefits and risks of a drug after it has entered the market. These studies also involve examining the efficacy and safety of different dosage forms or focusing on specific sub-populations of patients for evaluation of the drug's efficacy and safety. Such studies can be carried out on thousands to tens of thousands of patients.

       Upon completion of Phase III clinical studies, the pharmaceutical company sponsoring the new drug assembles all the preclinical and clinical data in the form of a New Drug Application (NDA), for submission to the FDA, or a New Drug Submission (NDS) for the TPP. The review process generally takes 12 to 18 years before the drug receives approval for marketing.

       In Canada, these activities are regulated by the FOOD AND DRUG ACT. The approval procedure is substantially similar to that of the FDA, but the rules and regulations promulgated thereunder are enforced by the Therapeutic Products and Programs ("TPP") of Health Canada. Outside the United States and Canada, and whether or not the FDA or TPP approval has been obtained, approval of a product by local regulatory authorities must be obtained prior to the commencement of commercial sales of the product in a given country. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA or TPP approval. Although there are some procedures for unified regulatory filings for certain European countries, in general, each country at this time has its own procedures and requirements.

       Drug manufacturing is also regulated, thus companies are required to ensure compliance with GMPs quality standards that require the control of production activities, raw-material procurement, complaint management, product recalls, labeling and promotional material. In addition to these standards, which are common to all drugs, manufacturers of biopharmaceutical products must demonstrate that their products are homogeneous from one lot to the next, failing which the applicable regulatory authority may prohibit the sale of a lot and possibly require that a product be recalled.

Accelerated Approval in the United States

       The FDA has enacted regulations which are intended to accelerate the process of validating the development, assessment and marketing of new diagnostic drugs or drugs used for the treatment of serious diseases for which there is no other satisfactory treatment. This "fast-track" designation enables the FDA to participate in the process of establishing research protocols and enables, but does not require it to approve the marketing of the drug immediately following the conclusion of Phase II clinical trials. The FDA may nonetheless require that Phase III clinical trials for a drug be completed even if it has approved the marketing of the drug.


                                PLAN OF OPERATION

       The following discussion of our plan of operation should be read in conjunction with the consolidated financial statements and the attached notes included elsewhere in this prospectus.

       On January 2001, we have entered into an agreement with Medarex Inc. for the research, development and commercialization of novel cancer therapeutics through the application of Medarex's UltiMAb Human Antibody Development Systemsm and B Twelve's targeted technology. Under terms of the agreement, Medarex invested in B Twelve by acquiring an equity stake of its issued stock. Medarex is a shareholder of the Company with holdings of 400,000 common shares that can be applied against certain license fees and milestone payments payable by B Twelve to Medarex under the terms of the agreement.

       Since our inception in 1999, we have dedicated substantially all of our resources to the research and development of our technologies and related compounds. As of September 30, 2001, we had incurred aggregate net losses since inception of $3,841,473 million. We expect to continue to incur significant additional operating losses over the next several years from our research and development efforts.

BUSINESS STRATEGY

       The Company's primary objective is to focus its research activities on the discovery and the development of therapeutic products, which maximize the utility and application of its platform technologies and provide an integrated approach for the treatment and/or management of human life threatening diseases or other serious disorders.

       The long term strategy of the Company is to become a niche player and sustainable biopharmaceutical company offering alternative and innovative solutions to the pharmaceutical industry. The Company believes that its strategy will be achieved through a combination of:

       o using its specialty drug delivery technology platform, to provide value-added therapeutics, both in-house and partnered,

       o further leverage its strategic alliances regarding the development of fully human antibody(ies), and

       o      through organic growth and acquisition.

The Company's strategy incorporates the following principal elements:

       o      Focus on Quicker to Market Opportunities

       o      Establish Broad Applicability of the Drug Delivery Technology
              Platform

       o      Expand Existing and Develop New Collaborative Relationships

       o      Enhance Intellectual Proprietary Position

       In common with other biotechnology companies, it has been the Company's strategy to develop technologies that target the development of therapeutics which address large unmet market opportunities. A hallmark of this business strategy is to leverage strategic alliances with other pharmaceutical and biotechnology companies to enhance internal development and ultimately commercialization capabilities. In congruence with the above trends, the Company has implemented the first phase intended to leverage the development, regulatory and commercialization expertise of potential corporate partners to accelerate the development of its products while retaining full or co-promotion rights, as implemented with the research program with Medarex Inc.

       The Company intends to further leverage its resources by continuing to enter into strategic alliances and novel financing mechanisms to enhance its internal development and commercialization capabilities. Moreover the Company will continue to focus its resources on research and development activities by outsourcing its requirements for manufacturing, regulatory and clinical monitoring activities. This will allow the Company to focus on its core discovery and development program and ultimately to potentially generate additional product opportunities.

BUSINESS DEVELOPMENT PLAN

       The Company believes that there are several applications for its drug candidates. The Company is currently reviewing diverse options regarding its first clinical indication with its industrial partner and medical collaborators. Current research focus includes breast, colorectal, lung and prostate cancers, and AIDS related lymphoma. Initially, the Company has selected cancer therapy, either alone or in combination with chemotherapy agents, as first indication for its products. A number of properties of vitamin B12 depletion suggest a potential role for the Company's drug candidates in the therapy of solid tumors such as colorectal cancer in addition to treatment of leukemias.

Specifically, B Twelve's research and product development programs include the following projects:

--------------------------------- ------------- --------------- -------------------------------------------------
Category/Products                 Clinical      Status          Collaborators
                                  Market
--------------------------------- ------------- --------------- -------------------------------------------------
Monoclonal Antibodies
--------------------------------- ------------- --------------- -------------------------------------------------
     Non disclosed targets        Oncology      Pre-clinical    Medarex Inc.
                                                                The Research Foundation of State University of
                                                                New York
                                                                The University of Texas, MD Anderson Cancer
                                                                Center
--------------------------------- ------------- --------------- -------------------------------------------------
Bioconjugate Constructs
--------------------------------- ------------- --------------- -------------------------------------------------
     PACLITAXEL                   Oncology      Pre-clinical    New York University
                                                                The Research Foundation of State University of
                                                                New York
                                                                The  University  of Texas,  MD  Anderson  Cancer
                                                                Center
     DOXORUBICIN                  Oncology      Pre-clinical
     CARBOPLATINUM                Oncology      Pre-clinical
--------------------------------- ------------- --------------- -------------------------------------------------
Anchor Technology
--------------------------------- ------------- --------------- -------------------------------------------------
     Targeted liposome            Oncology      Research        The  University  of Texas,  MD  Anderson  Cancer
                                                                Center
                                                                New York University
                                                                The Research Foundation of State University of
                                                                New York
--------------------------------- ------------- --------------- -------------------------------------------------


       For FY2002 (year end March 31st, 2002) and calendar year 2002, the Company anticipates accomplishing the following milestones:

       o      Secure capital to proceed with business plan

       o      Acquisition and/or licensing

       o      Additional IN VITRO and IN VIVO data

       o      Initiate formal preclinical studies for one drug candidate

       o      Add or expand collaboration agreement with industrial partner(s)

       o Expand Company's presence at key scientific and partnering meetings

       o      Grant applications

       o      Strengthened intellectual property portfolio

       Achievements and activities of the Company during FY2001 (year end March 31st, 2001) and as of August 31st, 2002 can be summarized as follows:

       o      Signing of a strategic co-development program with Medarex Inc.

       o Equity investment of US$1.2M by Medarex Inc. at US$3.00 per Common Share to be used as a credit against future invoices, milestones and/or royalty fees

       o Initiation of a program to develop fully human monoclonal antibodies against proprietary targets

       o Positionement of our core technology as an enabling drug delivery technology platform, with an initial focus on cancer

       o Development of a methodology to rapidly construct bioconjugate constructs of vitamin B12 (scale-up manufacture)

       o Demonstration of biological activity of bioconjugate constructs of vitamin B12

       o      to selected IN VITRO models

       o Demonstration of ability to deliver its bioconjugate constructs of vitamin B12

       o      to selected IN VIVO models

       o Strengthened intellectual property portfolio, bringing total number of patents to 13 issued and 17 pending (including a new patent application)

       o      Scientific presentation at the American Chemical Society

       We have access to a staff of over 15 professionals, most of them with a Ph.D. degree, through our academic network and institution partners. During the preclinical and clinical trials phase, we expect to increase the number of employees in about 3 years to approximately 25 employees through our research network and 6 in the Toronto office.

       We have not entered into any financing agreements with any third party regarding the financing we will require implementing our plan of operation for fiscal year 2002 and 2003. No assurance can be given as to the availability of such financing as if and required. Failure to obtain the financing or to obtain it on a timely basis will have a substantial adverse affect on our operations and our ability to complete our plan of operation in whole or in part.

       Many of our drug candidates are still in research and preclinical development, which means that they have not yet been tested on humans. We will need to commit significant time and resources to develop these and additional product candidates. We are dependent on the successful completion of clinical trials and obtaining regulatory approval in order to generate revenues.

       Our compounds may not enter human clinical trials on a timely basis, if at all, and we may not develop any product candidates suitable for commercialization. Prior to commercialization, each product candidate will require significant additional research, development and preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may: i)be found ineffective or cause harmful side effects during preclinical testing or clinical trials, ii) fail to receive necessary regulatory approvals, iii) be difficult to manufacture on a large scale, iv) be uneconomical to produce, v) fail to achieve market acceptance, or vi) be precluded from commercialization by proprietary rights of third parties.

       Because we based several of our drug candidates on unproven novel technologies, we may never develop them into commercial products. We base many of our product candidates upon novel delivery technologies which we are using to discover and develop drugs for the treatment of cancer. This technology has not been proven. Furthermore, preclinical results in animal studies may not predict outcome in human clinical trials. Our product candidates may not be proven safe or effective. If this technology does not work, our drug candidates may not develop into commercial products.

       We may be unable to attain the raw materials used in the production of some of our bioconjugate constructs in sufficient quantity to meet demand when and if such product is approved. By example, paclitaxel is derived from certain varieties of yew trees and is also used in one our of drug candidate. Supply of yew trees is tightly controlled by a limited number of companies. To date we have not entered into an agreement with a supplier to provide sufficient quantity or quality of any drugs used in the construction of our bioconjugate constructs. We currently do not have internal facilities for the manufacture of any of our products for clinical or commercial production.

LIQUIDITY AND CAPITAL RESOURCES

       At September 30, 2001, we had approximately $41,274 in cash, and $5,209 of receivables.

       Net cash used in operating activities decreased to approximately $62,179 during the six months ended September 30, 2001, compared to $137,243 for the same period during 2000. The decrease in net cash used in operating activities during the six months ended September 30, 2001 as compared to the same period in 2000, was primarily due to decreased research and development expenses and decreased payments to vendors.

       We expect net cash used in operating activities to increase in 2002. The extent of cash flow used in operating activities will be significantly affected by changes in our working capital requirements.

       Net cash used by investing activities increased to $2,341 during the six months ended September 30, 2001, compared to net cash used in investing activities of zero for the same period during 2000.

       Net cash provided by financing activities decreased to $98,247 during the six months ended September 30, 2001, compared to $161,406 for the same period during 2000. We raised less equity funds and repaid some related party loans during the six months ended September 30, 2001.

       The Company has been able to control its operating cash consumption by carefully monitoring its costs. As a result, based on current spending levels and taking into account partner funding, the Company believes its cash position and resulting investment income are sufficient to finance the Company's currently anticipated levels of spending through approximately the middle of 2004.

       Strategic arrangements with Medarex Inc. reduced Company spending levels by paying certain product development costs. The Company continues to evaluate a variety of arrangements that would further strengthen its competitive position and provide additional funding, but cannot predict whether or when any such arrangement or additional funding will be consummated or whether additional funding will be available. Without additional funding, the Company may have to decrease or eliminate the development of some of its products.

       We expect that our existing capital resources and the interest earned thereon will enable us to maintain our current and planned operations until June 2002. Beyond that time, if our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds to continue the development of our technologies and complete the commercialization of products, if any, resulting from our technologies. We will require substantial funds to:
(1) continue our research and development programs, (2) in-license or acquire additional technologies and (3) conduct preclinical studies and clinical trials. We may need to raise additional capital to fund our operations repeatedly. We may raise such capital through public or private equity financings, partnerships, debt financings, bank borrowings, or other sources.

       Our capital requirements will depend upon numerous factors, including the following: i) the establishment of additional collaborations, ii) the development of competing technologies or products, iii) the cost of protecting our intellectual property rights, iv) the purchase of capital equipment, v)the progress of our drug discovery and development programs, vi) the progress of our collaborations, vii) payment/receipt of any option/license, milestone and royalty payment resulting from those collaborations, and vii) in-licensing and acquisition opportunities.

CORPORATE PARTNERSHIPS

       The Company is currently conducting all of its research and development through executed collaborative research agreements with universities or research institutions throughout North America. Currently, this strategy circumvents costly implementation and operation of laboratory facilities, reduces development costs and maximizes flexibility.

       B Twelve operates through research facilities in prestigious academic institutions including the MD Anderson Cancer Center (Houston), The State University of New York (Brooklyn), and New York University. The Company's research network is formatted into groups with expertise in medicinal chemistry, antibody engineering and pre-clinical and clinical development. The Company has in addition commenced a co-development research program with Medarex Inc.

       In order to conduct the research necessary to proceed into pre-clinical and human clinical trials, experience in several scientific areas is required. For the current effort in targeting the vitamin B12 pathway, including the receptor modulation, these include:

       (a)    Knowledge of vitamin B12 metabolism and cellular uptake;

       (b)    Diseases and market awareness, with initial focus in Oncology

       (c)    Gene cloning and expression (i.e. recombinant protein technology);

       (d) Organic synthesis, including rational drug design techniques and combinatorial chemistry;

       (e)    Scale-up manufacture of drug candidates; and

       (f) IN VITRO and IN VIVO models to study toxicity and therapeutic efficacy of drug candidates

       The Company believes that it had currently assembled a team of scientists and professionals that have the requisite experience to advance monoclonal antibodies and small chemical entities issued from its drug delivery platform technology from the bench to product approval.

       Some of our product development programs depend on our ability to maintain rights under collaboration agreements. The institutions have the power to terminate the agreements with us if we fail to meet our obligations under these agreements. We may not be able to meet our obligations under these licenses. If we default under any of these collaboration agreements, we may lose or partially lose our rights to market and sell any future products based on the developed technology.

THE RESEARCH FOUNDATION OF STATE UNIVERSITY OF NEW YORK

       On August 1999, The Research Foundation of State University of New York and B Twelve have entered into a research collaboration agreement aimed to evaluate and investigate the biological activities of monoclonal antibodies and vitamin B12 related agents that have potential uses in patient care and treatment.

THE UNIVERSITY OF TEXAS, MD ANDERSON CANCER CENTER

       On August 1999, The University of Texas, MD Anderson Cancer Center and B Twelve have entered into a sponsored laboratory study agreement to study the pharmacology of vitamin B12 related agents, including analogs and monoclonal antibodies, against selected targets. The agreement was amended on November 2000.

NEW YORK UNIVERSITY

       On November 1999, New York University and B Twelve have entered into a collaborative research agreement to synthesize vitamin B12 analogs.

MEDAREX INC.

       On January 2001, Medarex Inc. and B Twelve have entered into an agreement for the research, development and commercialization of novel cancer therapeutics through the application of Medarex's UltiMAb Human Antibody Development Systemsm and B Twelve's targeted technology. B Twelve is applying its expertise and proprietary technology to contribute several cancer related targets to the collaboration. By having access to Medarex' human antibody platform and development capability, B Twelve is able to rapidly and efficiently advance its development program to human clinical trials and reduce operating costs. The Medarex' T-12 Development program TM - "Target to Trial" in about 12 months - has been documented as one of the most advanced approach for the development of high affinity fully human therapeutic antibodies.

       Under terms of the agreement, B Twelve will develop and commercialize human antibody products resulting from this alliance. Medarex is responsible for generating fully human antibodies to targets provided by B Twelve. Medarex invested in B Twelve by acquiring an equity stake of its issued stock. Medarex is a shareholder of the Company with holdings of 400,000 common shares that can be applied against certain license fees and milestone payments payable by B Twelve to Medarex under the terms of the agreement. Some of the scientific emanating from the collaboration with Medarex is outlined below:

       o Creation of high-affinity, fully human antibodies against B Twelve's proprietary targets

       o      Cell line development

       o      Purification process development

       o      Quality control assay development and validation

       o      Scale up of complete production process

       o      Production and release of lot for toxicology studies

       o Production and release of vialed products for Phase I/II clinical trials

       o Preparation and maintenance of various reports and records, including SOPs

       o Preparation and submission of a Drug Master File to U.S. FDA, and/or European regulatory agencies

                             DESCRIPTION OF PROPERTY

       The Company currently owns no real estate, nor does it hold leasehold interests.

       The Company rents its office space on a month-to-month basis.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

       There is no public trading market for the common stock being offered herein and there is no representation that a public trading market will develop in the future.

       As of September 30, 2001, there were 7 holders of record of our common stock.

       We have not declared, and do not foresee declaring, any dividends now or into the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

                             EXECUTIVE COMPENSATION

A) Summary Compensation Table

       The following table sets forth all annual and long term compensation for services in all capacities rendered to B Twelve by its executive officers and directors for each of the last three most recently completed financial years.

--------------------- -------- ------------------------------- ------------------------------------ ---------------
                                    ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                    -------------------              ----------------------
                                                                        AWARDS           PAYOUTS
                                                               -----------------------   -------
                                                   Other       Securities   Restricted
                                                   Annual         Under      Shares or
                                                   Compen-      Options/    Restricted    LTIP       All Other
Name and                       Salary      Bonus    sation        SARs         Share     Payouts      Compen-
Principal Position     Year      $           $        $        GRANTED (#)   Units ($)      ($)      sation ($)
--------------------- -------- ---------- ------- ------------ ------------ ------------ ---------- ---------------
Jean-Luc Berger       2001     $25,268                                       $114,525

President and CEO     2000     None                                              -

                      1999     None                                              -
--------------------- -------- ---------- ------- ------------ ------------ ------------ ---------- ---------------
Uri Sagman            2001     None                                           $14,525

Chairman and CSO      2000     None                                              -

                      1999     None                                          $300,000
--------------------- -------- ---------- ------- ------------ ------------ ------------ ---------- ---------------
Georges Benarroch,    2001     None                                           $14,525
Director
                      2000     None

                      1999     None
--------------------- -------- ---------- ------- ------------ ------------ ------------ ---------- ---------------
Donald MacAdam,       2001     None                                           $14,525
Director
                      2000     None

                      1999     None
--------------------- -------- ---------- ------- ------------ ------------ ------------ ---------- ---------------

B) Option/SAR Grants in Last Fiscal Year

       The following table (presented in accordance with the Regulation) sets forth stock options granted under the Share Incentive Plan during the current fiscal year to the name key employees:

------------------------ --------------------- ---------------------- --------------------- ----------------------
Name                     Number            of  % of Total             Exercise   or   Base  Expiration Date
                         Securities            Options/SARs Granted   Price ($/Sh)
                         Underlying            to Employees in
                         Options/SARs          Fiscal Year
                         Granted (#)
------------------------ --------------------- ---------------------- --------------------- ----------------------
Jean-Luc Berger          262,500               31                     $0.0001               Exercised  in October
                                                                                            2001
------------------------ --------------------- ---------------------- --------------------- ----------------------
Uri Sagman               587,500               69                     $0.0001               May 31, 2006
------------------------ --------------------- ---------------------- --------------------- ----------------------

(1) Note: There stock options granted for the fiscal year ended March 31, 2001.

C) Aggregated Option/SAR Exercise in Latest Fiscal Year and Fiscal Year End Option/SAR Value Table

       The following table (presented in accordance with the Regulation) sets forth details of all exercises of stock options/SARs during the fiscal year end March 31, 2001 by the named executive officer and employees and the fiscal year-end value of unexercised options/SARs on an aggregated basis:

--------------- --------------- ------------ ------------------------------------ ------------------------------------
Name            Shares          Value        Number  of  Securities   Underlying  Value of  Unexercised  In-the-Money
                Acquired    on  Realized     Options/SARs Granted at FY-End (#)   Options/SARs at FY-End ($)
                Exercise (#)    ($)          Exercisable/Unerxercisable           Exercisable/Unerxercisable
--------------- --------------- ------------ ------------------------------------ ------------------------------------
Jean-Luc                     -            -                                   -            -               -
Berger
--------------- --------------- ------------ ------------------------------------ ------------------------------------
Uri Sagman                   -            -                                   -            -                -
--------------- --------------- ------------ ------------------------------------ ------------------------------------

D) COMPENSATION OF DIRECTORS

       All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time.

       The Company does not currently maintain insurance for the benefit of the directors and officers of B Twelve against liabilities incurred by them in their capacity as directors or officers of B Twelve. B Twelve does not maintain a pension plan for its employees, officers or directors. The Company intends to obtain $500,000 insurance on the lives of its executive officers.

       Any Director who is independent of the Company is entitled to an annual fee of $2,000 and a fee of $200 for each meeting attended by such Director plus reasonable expenses incurred in attending such meeting, upon presentation of receipts therefor. As of the date hereof, no director has accrued any expenses. However, directors received 14,525 common shares for services during FY2001.

       None of the directors or senior officers of B Twelve and no associate of any of the directors or senior officers of B Twelve was indebted to B Twelve during the financial period ended March 31st, 2001 of B Twelve other than for routine indebtedness.

E) EMPLOYMENT CONTRACTS

       The Company entered into an employment agreement with Uri Sagman in June 1999, which expired on May 31, 2001. The agreement stipulates a salary based on funding criteria and issuance of 1,200,000 common stock options, which vest based on the Company meeting stipulated milestones. The options are exercisable upon vesting at $0.0001 per share. The options were valued on the grant date using the intrinsic value method of APB 25 and the contemporaneous cash common stock sale price of $1.00 resulting in a $1.00 option value. Due to the uncertainty of meeting milestones, a compensation expense based on the estimated $1.00 value of the options will be recognized upon vesting. Through March 31, 2001, none of the options vested. In May 2001, 587,500 of the options vested, and a compensation expense of $587,500 was recognized.

       The Company entered into an employment agreement with Jean-Luc Berger in June 2000, which expired in May 31, 2001. The agreement stipulates a salary based on funding criteria and issuance of 400,000 common stock options, which vest based on the Company meeting stipulated milestones. The options are exercisable upon vesting at $0.0001 per share. The options were valued on the grant date using the intrinsic value method of APB 25 and the contemporaneous cash common stock sale price of $1.00 resulting in a $1.00 option value. Due to the uncertainty of meeting milestones, a compensation expense based on the estimated $1.00 value of the options will be recognized upon vesting. Through March 31, 2001, none of the options vested. In May 2001, 262,500 of the options vested and a compensation expense of $262,500 was recognized.

     In June 2001, the above employment agreements were renewed and the remaining of 612,500 and 137,500 options under each agreement, respectively, were reaffirmed with the milestone schedule.

     In November 2001, the above employment agreements were terminated by the Company and the related option agreements for 612,500 and 137,000 options were also cancelled. A new consulting agreement was entered into with Jean-Luc Berger to act as the President and Chief Executive Officer.

                         GLOSSARY OF BIOTECHNOLOGY TERMS


ANTIBODY Protein molecule produced by the immune system that specifically binds with an antigen.

ANTIGEN Any of a variety of materials that induce the body's immune system to produce antibodies.

BIOCONJUGATION              The IN VIVO joining or bonding, through chemical
                            means, of two molecules to form a new compound.

BIOCONJUGATE                A compound formed by bioconjugation.

BIOLOGICAL                  MARKER Molecule found on a tumor cell and not
                            normally found in the same conditions or in the same amount on a normal cell.

BIOTECHNOLOGY               The utilization of industrial processes that involve
                            the use of biological systems. These processes may involve the use of genetically engineered organisms and new technologies such as recombinant DNA, monoclonal antibodies / hybridoma, high through-put screening, genomics and bioformatics in the development of new biological products for the agricultural, forest and pharmaceutical markets.

CLINICAL TRIALS The conduct of studies of experimental compounds on humans (patients or healthy volunteers) in a controlled clinical setting.

CHEMOTHERAPY                Generally, the use of drugs in the treatment of
                            disease. Specifically the use of cytotoxic drugs to treat cancer.

CHIMERIC ANTIBODIES         A monoclonal antibody of murine origin
                            modified to replace most murine elements with human analogs.

DISORDER                    A disturbance of function, structure, or both.

DNA Deoxyribonucleic acid; linear sequence of chemical building blocks of chromosomes that store hereditary features.

DRUG DELIVERY TECHNOLOGY    Specially designed technique intended to improve the
                            delivery of drugs in the human body.

FDA Food and Drug Administration. This United States regulatory body oversees the drug development process. Most drugs cannot be marketed for sale in the United States without FDA approval.

GENE                        A gene occupies a certain location on a chromosome.
                            It is a self-producing, ultramicroscopic structure capable under certain circumstances of giving rise to a new character, such a change is called a mutation. Hereditary traits are controlled by pairs of genes in the same position on a pair of chromosomes.

GMP Good Manufacturing Practices. These are the standards established by the FDA under which drugs can be developed, manufactured, packaged, analyzed, stored and shipped.

HUMANIZED ANTIBODIES        A monoclonal antibody produced through one of
                            several methods to replace murine elements with human analogs (see also Chimeric antibody).

IMMUNE RESPONSE             Reaction of an individual after stimulation by a
                            foreign substance, an antigen.

IND Investigational New Drug. A submission of relevant documents to the FDA for the purpose of receiving approval to initiate a clinical trial for a drug in development.

IN VIVO STUDIES/MODELS      Experimental studies performed within living
                            multicellular organisms, usually animals and/or man.

IN VITRO STUDIES/MODELS     Experimental studies performed in the test tube.

INCIDENCE                   Number of new cases of a disease observed over a
                            period of time.

INTRAVEINOUS INJECTION      Administration of a medication directly into
(I.V.)                      a vein.

LIPOSOME Liposomes are microscopic spheres composed of a lipid bilayer surrounding an inner aqueous compartment. A bilayer structure is formed as the hydrophilic ends of the lipids naturally orient themselves outwards, towards water. Conversely, the hydrophibic ends become oriented away from the water and toward the interior of the bilayer.

METASTASES                  Secondary cancers that have spread to the distant
                            part of the body from its original site.

MOIETY One of two subunits of a macromolecule, each subunit being approximately the same size.

MONOCLONAL ANTIBODY OR MABS Mabs are large protein molecule produced by white blood cells that seek out and destroy harmful foreign substances. Antibodies produced by a clone of hybridoma cells.

MURINE                      Relating to mice and rats.

NEOPLASTIC CELLS            Cells that grow by cellular proliferation more
                            rapidly than normal.

ONCOLOGY                    Branch of medicine which studies cancer.

PATHWAY Any sequence of chemical reactions leading from one compound to another; if taking place in living tissue, usually referred to as a biochemical pathway.

PRECLINICAL                 STUDIES Studies that evaluate the efficacy and
                            safety of new drugs in animals prior to and during evaluation in humans.

PROTEINS Molecule consisting of long sequences of amino acids linked together. Proteins are the functional products of genes.

RECOMBINANT DNA TECHNIQUES  Process by which genes or gene fragments are joined together to produce a new gene.

STAGING Evaluation of the extent of development or spread of a cancer.

THERAPEUTIC DRUGS           Drug compounds designed to be administered into the
                            body and to subsequently exert a therapeutic effect
                            (as opposed to a diagnostic effect or a prophylactic vaccine).

THERAPEUTIC INDEX           The ratio between the doses which produce a given
                            level of therapeutic and toxic effects of a drug.
                            The greater the therapeutic index, the greater the safety margin for a particular drug.

TOXICITY The interference, by foreign substances, in the normal physiological functions of the body resulting in detrimental effects.

TPP Therapeutic Products and Programs. The Canadian counterpart to the FDA.

TRANSCOBALAMIN OR TCII      Plasma protein that specifically binds the vitamin
                            B12.

TUMOR                       Abnormal proliferation of cells.

TUMOR ANTIGEN               Antigen or molecule that is predominantly
                            expressed in tumor tissues.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)


                                    Contents
                                    --------


                                                                      Page(s)
                                                                      -------
                       CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

Consolidated Balance Sheets                                            F-2

Consolidated Statements of Operations                                  F-3

Consolidated Statements of Cash Flows                                  F-4

Notes to Consolidated Financial Statements                           F-5 - F-9


                       CONSOLIDATED FINANCIAL STATEMENTS
                      YEARS ENDED MARCH 31, 2001 AND 2000
        AND CUMULATIVE FROM MARCH 5, 1999 (INCEPTION) TO MARCH 31, 2001

Independent Auditors' Report                                           F-10

Consolidated Balance Sheets                                            F-11

Consolidated Statements of Operations                                  F-12

Consolidated Statements of Changes in Stockholders' Equity           F-13 - F-14

Consolidated Statements of Cash Flows                                  F-15

Notes to Consolidated Financial Statements                           F-16 - F-26

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                           Consolidated Balance Sheets
                           ---------------------------

                                     Assets
                                                                         September 30, 2001
                                                                            (Unaudited)           March 31, 2001
                                                                         ------------------       --------------
Current Assets
Cash                                                                         $    41,274            $     9,508
Other receivables, net of allowance of $13,012 and $11,960,
   respectively                                                                    5,209                  5,035
Prepaid and other assets                                                           5,336                  5,343
                                                                             -----------            -----------
Total Current Assets                                                              51,819                 19,886
                                                                             -----------            -----------

Property and Equipment, net                                                        4,203                  2,149
                                                                             -----------            -----------

Other Assets
Intangible assets, net                                                         1,333,340              1,477,544
                                                                             -----------            -----------
Total Other Assets                                                             1,333,340              1,477,544
                                                                             -----------            -----------

Total Assets                                                                 $ 1,389,362            $ 1,499,579
                                                                             ===========            ===========

                      Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable and accrued expenses                                        $   304,472            $   291,002
Loans payable - related parties                                                    3,540                 30,293
                                                                             -----------            -----------
Total Current Liabilities                                                        308,012                321,295
                                                                             -----------            -----------

Stockholders' Equity
Preferred stock, $1.00 par value, 1,000,000 shares authorized,
   250,000 shares issued and outstanding                                              --                250,000
Common stock, $0.0001 par value, 25,000,000 shares authorized,
   4,183,100 and 3,808,100 shares issued and outstanding,
   respectively                                                                      418                    381
Additional paid-in capital                                                     6,070,057              4,590,749
Deficit accumulated during development stage                                  (3,841,473)            (2,517,155)
Accumulated other comprehensive income                                            52,348                 54,309
                                                                             -----------            -----------
                                                                               2,281,350              2,378,284
Less deferred fees                                                            (1,200,000)            (1,200,000)
                                                                             -----------            -----------
Total Stockholders' Equity                                                     1,081,350              1,178,284
                                                                             -----------            -----------

Total Liabilities and Stockholders' Equity                                   $ 1,389,362            $ 1,499,579
                                                                             ===========            ===========


          See accompanying notes to consolidated financial statements.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                      Consolidated Statements of Operations
                      -------------------------------------
                                   (Unaudited)

                                                                                                  Cumulative from
                                                                  Six Months Ended                  March 5, 1999
                                                                    September 30,                   (Inception) to
                                                              2001                 2000            September 30, 2001
                                                          -----------           -----------        ------------------
Operating Expenses
Compensation                                              $   869,451           $    15,830           $ 1,339,501
Amortization                                                  143,149                95,508               666,952
Consulting                                                    254,345                    --               904,650
Bad debt                                                           --                    --                12,819
Director fees                                                      --                58,100                58,100
General and administrative                                     35,590                32,996               232,486
Research and development                                       21,630               203,195               631,157
                                                          -----------           -----------           -----------
Total Operating Expenses                                    1,324,165               405,629             3,845,665
                                                          -----------           -----------           -----------

Loss from Operations                                       (1,324,165)             (405,629)           (3,845,665)
                                                          -----------           -----------           -----------

Other Income (Expense)
Interest income                                                   366                    --                 4,711
Interest expense                                                 (519)                   (3)                 (519)
                                                          -----------           -----------           -----------
Total Other Income (Expense)                                     (153)                   (3)                4,192
                                                          -----------           -----------           -----------

Net Loss                                                  $(1,324,318)          $  (405,632)          $(3,841,473)
                                                          ===========           ===========           ===========

Net loss per share - basic and diluted                    $     (0.33)          $     (0.14)          $     (1.33)
                                                          ===========           ===========           ===========

Weighted average number of shares outstanding
during the period - basic and diluted                       4,027,362             2,810,289             2,893,845
                                                          ===========           ===========           ===========




          See accompanying notes to consolidated financial statements.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                      Consolidated Statements of Cash Flows
                      -------------------------------------
                                   (Unaudited)

                                                                                                                 Cumulative from
                                                                                  Six Months Ended                 March 5, 1999
                                                                                     September 30,                 (Inception) to
                                                                               2001               2000           September 30, 2001
                                                                           -----------        -----------        ------------------
Cash Flows from Operating Activities:
Net loss                                                                   $(1,324,318)       $  (405,632)         $(3,841,473)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt                                                                            --                 --               12,819
Depreciation                                                                       287                 --                  977
Amortization                                                                   144,204             95,281              666,660
Stock based compensation                                                       850,000                 --            1,250,000
Stock based consulting expense                                                 254,345                 --              854,345
Stock based director fees                                                           --             58,100               58,100
Changes in operating assets and liabilities:
(Increase) decrease in:
Other receivables                                                                 (174)            (1,515)             (18,028)
Prepaids and other assets                                                            7                230               (5,336)
Increase (decrease) in:
Accounts payable and accrued expenses                                           13,470            116,293              304,472
                                                                           -----------        -----------          -----------
Net Cash Used In Operating Activities                                          (62,179)          (137,243)            (717,464)
                                                                           -----------        -----------          -----------

Cash Flows from Investing Activities:
Purchase of property and equipment                                              (2,341)                --               (5,180)
                                                                           -----------        -----------          -----------
Net Cash Used In Investing Activities                                           (2,341)                --               (5,180)
                                                                           -----------        -----------          -----------

Cash Flows from Financing Activities:
Proceeds from preferred stock issuance                                              --                 --              250,000
Proceeds from common stock issuance                                            125,000            150,000              458,030
Proceeds from (repayments to) related parties, net                             (26,753)            11,406                3,540
                                                                           -----------        -----------          -----------
Net Cash Provided By Financing Activities                                       98,247            161,406              711,570
                                                                           -----------        -----------          -----------

Effect of Exchange Rate on Cash                                                 (1,961)           (21,722)              52,348
                                                                           -----------        -----------          -----------

Net Increase in Cash                                                            31,766              2,441               41,274

Cash at Beginning of Period                                                      9,508             46,679                   --
                                                                           -----------        -----------          -----------

Cash at End of Period                                                      $    41,274        $    49,120          $    41,274
                                                                           ===========        ===========          ===========


          See accompanying notes to consolidated financial statements.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                               September 30, 2001
                               ------------------
                                   (Unaudited)



Note 1   Basis of Presentation
------------------------------

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and in United States dollars and in accordance with the rules and regulations of the Securities and Exchange Commission for interim consolidated financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of consolidated financial position and results of operations.

It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair consolidated financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

The functional currency of the Company's Canadian subsidiary is the Canadian dollar. The accounts of the Canadian subsidiary are translated to United States dollars using the current exchange rate at the balance sheet date for all assets and liabilities. Revenue and expense items are translated using the average rate of exchange prevailing during the period. Capital transactions are translated at their historical rates. Exchange gains and losses resulting from translation of foreign currencies and from intercompany transactions are recorded in stockholders' equity as a cumulative translation adjustment component of other accumulated comprehensive income (loss).

Transaction gains and losses for transactions denominated in foreign currencies are included in determining net income (loss) at each balance sheet date for expected cash flows upon settlement of the transaction and at each settlement date for actual gains or losses.

For further information, refer to the audited consolidated financial statements and footnotes for the years ended March 31, 2001 and 2000 included in the Company's Form SB-2.

Note 2   Significant Accounting Policies
----------------------------------------

For a complete disclosure of significant accounting policies, refer to the audited consolidated financial statements and footnotes for the years ended March 31, 2001 and 2000 included in the Company's Form SB-2.

         (A) Net Loss Per Common Share

         Basic net loss per common share (Basic EPS) excludes dilution and is computed by dividing net loss available to common stockholder by the weighted-average number of common shares outstanding for the period. Diluted net loss per share (Diluted EPS) reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised or converted into common stock. The assumed exercise of the common stock equivalents was not utilized for the periods presented in the accompanying consolidated financial statements since the effect was antidilutive. At September 30, 2001, there were options to issue 2,100,000 common shares and 275,000 options placed into a trust for future grants, which may dilute future earnings per share. In October and November 2001, respectively, 262,500 options were exercised and 750,000 options were cancelled.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                               September 30, 2001
                               ------------------
                                   (Unaudited)



         (B) Recent Accounting Pronouncements

         Statement No. 141 "Business Combinations" ("SFAS 141") establishes revised standards for accounting for business combinations. Specifically, the statement eliminates the pooling method, provides new guidance for recognizing intangible assets arising in a business combination, and calls for disclosure of considerably more information about a business combination. This statement is effective for business combinations initiated on or after July 1, 2001. The adoption of this pronouncement on July 1, 2001 did not have a material effect on the Company's financial position, results of operations or liquidity.

         Statement No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") provides new guidance concerning the accounting for the acquisition of intangibles, except those acquired in a business combination, which is subject to SFAS 141, and the manner in which intangibles and goodwill should be accounting for subsequent to their initial recognition. Generally, intangible assets with indefinite lives, and goodwill, are no longer amortized; they are carried at lower of cost or market and subject to annual impairment evaluation, or interim impairment evaluation if an interim triggering event occurs, using a new fair market value method. Intangible assets with finite lives are amortized over those lives, with no stipulated maximum, and an impairment test is performed only when a triggering event occurs. This statement is effective for all fiscal years beginning after December 15, 2001. The Company believes that the future implementation of SFAS 142 on April 1, 2002 will not have a material effect on the Company's financial position, results of operations or liquidity.

         Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" supercedes Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Though it retains the basic requirements of SFAS 121 regarding when and how to measure an impairment loss, SFAS 144 provides additional implementation guidance. SFAS 144 excludes goodwill and intangibles not being amortized among other exclusions. SFAS 144 also supercedes the provisions of APB 30, "Reporting the Results of Operations," pertaining to discontinued operations. Separate reporting of a discontinued operation is still required, but SFAS 144 expands the presentation to include a component of an entity, rather than strictly a business segment as defined in SFAS 131, Disclosures about Segments of an Enterprise and Related Information. SFAS 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement is effective for all fiscal years beginning after December 15, 2001. The Company believes that the future implementation of SFAS 144 on April 1, 2002 will not have a material effect on the Company's financial position, results of operations or liquidity.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                               September 30, 2001
                               ------------------
                                   (Unaudited)



Note 3   Commitments
--------------------

         (A) Employment Agreements

         The Company entered into an employment agreement with an officer in June 1999, which expired on May 31, 2001. The agreement stipulates a salary based on funding criteria and issuance of 1,200,000 common stock options, which vest based on the Company meeting stipulated milestones. The options are exercisable upon vesting at $0.0001 per share. The options were valued on the grant date using the intrinsic value method of APB 25 and the contemporaneous cash common stock sale price of $1.00 resulting in a $1.00 option value. Due to the uncertainty of meeting milestones, a compensation expense based on the estimated $1.00 value of the options will be recognized upon vesting. In May 2001, pursuant to an employment agreement with an officer, 587,500 common stock options vested, and a compensation expense of $587,500 was recognized.

         The Company entered into an employment agreement with an officer in June 2000, which expired on May 31, 2001. The agreement stipulates a salary based on funding criteria and issuance of 400,000 common stock options, which vest based on the Company meeting stipulated milestones. The options are exercisable upon vesting at $0.0001 per share. The options were valued on the grant date using the intrinsic value method of APB 25 and the contemporaneous cash common stock sale price of $1.00 resulting in a $1.00 option value. Due to the uncertainty of meeting milestones, a compensation expense based on the estimated $1.00 value of the options will be recognized upon vesting. In May 2001, 262,500 of the options vested and a compensation expense of $262,500 was recognized.

         In June 2001, the above employment agreements were renewed and the remaining 612,500 and 137,500 options under each agreement, respectively, were reaffirmed with the milestone schedule. However, in November 2001, those employment agreements were terminated by the Company and the related option agreements for 612,500 and 137,500 options were also cancelled. One of those agreements was replaced with a consulting agreement to the individual to act as President and Chief Executive Officer.

Note 4   Stockholders' Equity
-----------------------------

         (A) Preferred Stock

         In June 2000, an investor purchased 250,000 shares of convertible preferred stock for $1.00 per share or $250,000. The stock was convertible to common stock on a one-for-one basis upon the earlier of:

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                               September 30, 2001
                               ------------------
                                   (Unaudited)



                  (i)      an initial public offering by the Company, as defined

                  (ii)     the completion of a reverse take-over transaction

                  (iii) a minimum $3,000,000 private equity financing based on a $10,000,000 valuation or

                  (iv) the merger of the Company with another corporation or the sale of substantively all the assets of the Corporation.

         Upon conversion, each share of common stock issued was to be coupled with a common stock purchase warrant at an exercise price of $1.00 per share with a three-month term. In June 2001, pursuant to a letter of intent, which was ratified by the shareholders, the preferred shares were converted and the warrants were granted at an exercise price of $1.00 with an amended term not to exceed five years.

         (B) Common Stock and Options

         In May 2001, two officers vested in 850,000 common stock options, previously granted pursuant to their employment agreements upon the achievement of certain milestones (see Note 3). A compensation expense of $850,000 was recognized under APB 25 based on the $1.00 intrinsic value of the options at the grant date.

         In May 2001, a principal stockholder was granted 125,000 common stock options and a consulting expense of $254,345 was recognized pursuant to SFAS 123 based on the $3.00 fair market value of the shares. The shareholder immediately exercised 125,000 options for 125,000 common shares at an exercise price of $125,000.

         In May 2001, the 250,000 preferred shares were converted into 250,000 common shares. Pursuant to the warrant agreement attached to the preferred shares, an additional 250,000 warrants were issued upon conversion with an exercise term of five years at an exercise price of $1.00 per share.

         (C) Authorized Shares

         In August 2001, the Company amended its articles of incorporation to change its par value to $0.0001 from $1.00. The accompanying consolidated financial statements have been retroactively adjusted to reflect this change.

         (D) Stockholder's Equity

         The letter of intent to be acquired by an inactive Canadian corporation has been cancelled.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                               September 30, 2001
                               ------------------
                                   (Unaudited)



Note 4   Related Parties
------------------------

In October 2000, 400,000 options were reserved in trust for future issuance in accordance with an anti-dilution provision in an amended stockholder agreement. During June 2001, 125,000 of these options were granted to a principal stockholder and then exercised at a price of $1.00 per share. The Company recognized a consulting expense of $254,345 based on the $3.00 current fair market value of the warrants computed pursuant to the fair market value method of SFAS 123. (See Note 4(B))

Note 5   Going Concern
----------------------

As reflected in the accompanying consolidated financial statements, the Company has an accumulated deficit of $3,841,473 and a working capital deficiency of $256,193 as of September 30, 2001, recurring losses from operations and cash used in operations of $62,179 during the six months ended September 30, 2001. The ability of the Company to continue as a going concern is dependent on the Company's ability to successfully complete its research and development resulting in a saleable product, which may take several years. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company is currently conducting research and development activities and seeking additional funding. Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern.

Note 6   Subsequent Events
--------------------------

Subsequent to September 30, 2001, an officer exercised his options by paying $26.25 for 262,500 common shares.

In December 2001, the Company issued 3,000 shares each to two directors and an employee for services rendered. The Company recognized an expense of $27,000 based on the planned common stock offering price in the Form SB-2.

In November 2001, 750,000 employee stock options were cancelled (see Note 3).

                          Independent Auditors' Report

To the Board of Directors of:
B. Twelve, Inc. and Subsidiary
(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of B. Twelve, Inc. and Subsidiary (a development stage company) as of March 31, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended and cumulative from March 5, 1999 (inception) to March 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of B. Twelve, Inc. and Subsidiary (a development stage company) as of March 31, 2001 and 2000, and the consolidated results of their operations, changes in stockholders' equity and cash flows for the years then ended and cumulative from March 5, 1999 (inception) to March 31 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the consolidated financial statements, the Company has an accumulated deficit of $2,517,155 and a working capital deficiency of $301,409 at March 31, 2001, recurring losses from operations, and cash used in operations of $360,906 during 2001, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regards to these matters is also described in Note
9. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



SALBERG & COMPANY, P.A.
Boca Raton, Florida

July 27, 2001 (except for Note 10, last 3 paragraphs
               as to which the date is December 31, 2001)

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                           Consolidated Balance Sheets
                             March 31, 2001 and 2000
                             -----------------------


                                                                                       2001               2000
                                                                                   -----------         -----------
                                     Assets
Current Assets
Cash                                                                               $     9,508         $    46,679
Other receivables, net of allowance of $11,960 and $12,262, respectively                 5,035               2,433
Prepaid and other assets                                                                 5,343               5,502
                                                                                   -----------         -----------
Total Current Assets                                                                    19,886              54,614
                                                                                   -----------         -----------

Property and Equipment, net                                                              2,149               2,854
                                                                                   -----------         -----------

Other Assets
Intangible assets, net                                                               1,477,544           1,763,365
                                                                                   -----------         -----------
Total Other Assets                                                                   1,477,544           1,763,365
                                                                                   -----------         -----------

Total Assets                                                                       $ 1,499,579         $ 1,820,833
                                                                                   ===========         ===========


                      Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable and accrued expenses                                              $   291,002         $   127,252
Loans payable - related parties                                                         30,293              16,697
                                                                                   -----------         -----------
Total Current Liabilities                                                              321,295             143,949
                                                                                   -----------         -----------

Stockholders' Equity
Preferred stock, $1.00 par value, 1,000,000 shares authorized, 250,000
   shares issued and outstanding                                                       250,000             250,000
Common stock, $0.0001 par value, 25,000,000 shares authorized, 3,808,100 and
   2,655,000 shares issued and outstanding, respectively                                   381                 265
Additional paid-in capital                                                           4,590,749           2,982,730
Deficit accumulated during development stage                                        (2,517,155)         (1,550,366)
Accumulated other comprehensive income                                                  54,309              (5,745)
                                                                                   -----------         -----------
                                                                                     2,378,284           1,676,884
Less deferred fees                                                                  (1,200,000)                 --
                                                                                   -----------         -----------
Total Stockholders' Equity                                                           1,178,284           1,676,884
                                                                                   -----------         -----------

Total Liabilities and Stockholders' Equity                                         $ 1,499,579         $ 1,820,833
                                                                                   ===========         ===========


          See accompanying notes to consolidated financial statements.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                      Consolidated Statements of Operations
            Years Ended March 31, 2001 and 2000 and Cumulative from
                   March 5, 1999 (Inception) to March 31, 2001
                   -------------------------------------------

                                                                                                  Cumulative from
                                                                                                   March 5, 1999
                                                                                                  (Inception) to
                                                             2001                  2000            March 31, 2001
                                                          -----------           -----------        --------------
Operating Expenses
Compensation                                              $   145,272           $    24,778           $   470,050
Amortization                                                  285,708               238,095               523,803
Consulting                                                        870                49,435               650,305
Bad debt                                                           --                12,819                12,819
Director fees                                                  58,100                    --                58,100
General and administrative                                    137,132                59,764               196,896
Research and development                                      342,158               267,369               609,527
                                                          -----------           -----------           -----------
Total Operating Expenses                                      969,240               652,260             2,521,500
                                                          -----------           -----------           -----------

Loss from Operations                                         (969,240)             (652,260)           (2,521,500)
                                                          -----------           -----------           -----------

Other Income
Interest income                                                 2,451                 1,894                 4,345
                                                          -----------           -----------           -----------
Total Other Income                                              2,451                 1,894                 4,345
                                                          -----------           -----------           -----------

Net Loss                                                  $  (966,789)          $  (650,366)          $(2,517,155)
                                                          ===========           ===========           ===========

Net loss per share - basic and diluted                    $     (0.31)          $     (0.29)          $     (0.96)
                                                          ===========           ===========           ===========

Weighted average number of shares outstanding
during the period - basic and diluted                       3,149,154             2,244,589             2,619,824
                                                          ===========           ===========           ===========



          See accompanying notes to consolidated financial statements.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
           Consolidated Statements of Changes in Stockholders' Equity
           Cumulative from March 5, 1999 (Inception) to March 31, 2001
           -----------------------------------------------------------


                                                                                          Additional
                                      Preferred Shares             Common Shares            Paid-in
                                    Shares        Amount        Shares         Amount       Capital
                                  -----------   -----------   -----------   -----------   -----------
Common stock issued for                    --   $        --       300,000   $        30   $   299,970
   services to founder

Common stock issued for
   services to consultant                  --            --       255,000            25       254,975

Warrants issued to consultant              --            --            --            --       345,000

Net loss, 1999                             --            --            --            --            --
                                  -----------   -----------   -----------   -----------   -----------

Balance, March 31, 1999                    --            --       555,000            55       899,945

Preferred stock issued for cash       250,000       250,000            --            --            --

Offering costs                             --            --            --            --       (17,005)

Common stock issued for
   intangible assets                       --            --     2,000,000           200     1,999,800

Common stock issued for cash
   upon exercise of warrants               --            --       100,000            10        99,990

Foreign currency translation
   adjustment                              --            --            --            --            --

Net loss, 2000                             --            --            --            --            --
                                  -----------   -----------   -----------   -----------   -----------
Balance, March 31, 2000               250,000       250,000     2,655,000           265     2,982,730
                                  -----------   -----------   -----------   -----------   -----------

Common stock issued as director
fees                                       --            --        58,100             6        58,094
                                  -----------   -----------   -----------   -----------   -----------

Common stock issued for cash
upon exercise of warrants                  --            --       150,000            15       149,985
                                  -----------   -----------   -----------   -----------   -----------
[RESTUBBED]

                                                    Accululated
                                                       Other
                                    Accumulated    Comprehensive   Deferred
                                      Deficit          Income        Fees         Total
                                    -----------    -----------    ---------   -----------

Common stock issued for             $        --    $        --    $      --       300,000
   services to founder

Common stock issued for
   services to consultant                    --             --           --       255,000

Warrants issued to consultant                --             --           --       345,000

Net loss, 1999                         (900,000)            --           --      (900,000)
                                    -----------    -----------    ---------   -----------

Balance, March 31, 1999                (900,000)            --           --            --

Preferred stock issued for cash              --             --           --       250,000

Offering costs                               --             --           --       (17,005)

Common stock issued for
   intangible assets                         --             --           --     2,000,000

Common stock issued for cash
   upon exercise of warrants                 --             --           --       100,000

Foreign currency translation
   adjustment                                --         (5,745)          --        (5,745)

Net loss, 2000                         (650,366)            --           --      (650,366)
                                    -----------    -----------    ---------   -----------
Balance, March 31, 2000              (1,550,366)        (5,745)          --     1,676,884
                                    -----------    -----------    ---------   -----------

Common stock issued as director
fees                                         --             --           --        58,100
                                    -----------    -----------    ---------   -----------

Common stock issued for cash
upon exercise of warrants                    --             --           --       150,000
                                    -----------    -----------    ---------   -----------


          See accompanying notes to consolidated financial statements.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
           Consolidated Statements of Changes in Stockholders' Equity
           Cumulative from March 5, 1999 (Inception) to March 31, 2001
           -----------------------------------------------------------

                                                                                         Additional
                                       Preferred Share            Common Shares            Paid-in
                                    Shares       Amount        Shares        Amount        Capital
                                 -----------   -----------   -----------   -----------   -----------
Common stock issued for cash
upon exercise of warrants                 --            --       345,000            35            --

Common stock issued to officer
   as compensation                        --            --       100,000            10        99,990

Common stock issued for cash              --            --       100,000            10        99,990

Common stock issued for future
   services                               --            --       400,000            40     1,199,960

Foreign currency translation
   adjustment                             --            --            --            --            --

Net loss, 2001                            --            --            --            --            --
                                 -----------   -----------   -----------   -----------   -----------

Balance, March 31, 2001              250,000       250,000     3,808,100   $       381   $ 4,590,749
                                 ===========   ===========   ===========   ===========   ===========

[RESTUBBED]

                                                  Accumulated
                                                    Other
                                   Accumulated   Comprehensive    Deferred
                                     Deficit         Income         Fees           Total
                                    -----------    -----------   -----------    -----------
Common stock issued for cash
upon exercise of warrants                    --             --            --             35

Common stock issued to officer
   as compensation                           --             --            --        100,000

Common stock issued for cash                 --             --            --        100,000

Common stock issued for future
   services                                  --             --    (1,200,000)            --

Foreign currency translation
   adjustment                                --         60,054            --         60,054

Net loss, 2001                         (966,789)            --            --       (966,789)
                                    -----------    -----------   -----------    -----------

Balance, March 31, 2001             $(2,517,155)   $    54,309   $(1,200,000)   $ 1,178,284
                                    ===========    ===========   ===========    ===========


          See accompanying notes to consolidated financial statements.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                      Consolidated Statements of Cash Flows
                     Years Ended March 31, 2001 and 2000 and
           Cumulative from March 5, 1999 (Inception) to March 31, 2001
           -----------------------------------------------------------

                                                                                                           Cumulative from
                                                                                                             March 5, 1999
                                                                                                            (Inception) to
                                                                            2001               2000         March 31, 2001
                                                                        -----------        -----------        -----------
Cash Flows from Operating Activities:
Net loss                                                                $  (966,789)       $  (650,366)       $(2,517,155)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt                                                                         --             12,819             12,819
Depreciation                                                                    466                225                691
Amortization                                                                285,708            238,095            523,803
Stock based compensation                                                    100,000                 --            400,000
Stock based consulting expense                                                   --                 --            600,000
Stock based director fees                                                    58,100                 --             58,100
Changes in operating assets and liabilities:
(Increase) decrease in:
Other receivables                                                            (2,300)           (14,695)            (2,300)
Prepaids and other assets                                                       159             (5,502)               159
Increase (decrease) in:
Accounts payable and accrued expenses                                       163,750            127,252            163,750
                                                                        -----------        -----------        -----------
Net Cash Used In Operating Activities                                      (360,906)          (292,172)          (760,133)
                                                                        -----------        -----------        -----------

Cash Flows from Investing Activities:
Purchase of property and equipment                                               --             (3,079)            (3,079)
                                                                        -----------        -----------        -----------
Net Cash Used In Investing Activities                                            --             (3,079)            (3,079)
                                                                        -----------        -----------        -----------

Cash Flows from Financing Activities:
Proceeds from preferred stock issuance                                           --            250,000            250,000
Proceeds from common stock issuance, net of offering costs                  250,035             82,995            333,030
Proceeds from related parties, net                                           13,596             16,697             30,293
                                                                        -----------        -----------        -----------
Net Cash Provided By Financing Activities                                   263,631            349,692            613,323
                                                                        -----------        -----------        -----------

Effect of Exchange Rate on Cash                                              60,104             (7,762)           140,381
                                                                        -----------        -----------        -----------

Net Increase (Decrease) in Cash and Cash Equivalents                        (37,171)            46,679              9,508

Cash and Cash Equivalents at Beginning of Period                             46,679                 --                 --
                                                                        -----------        -----------        -----------

Cash and Cash Equivalents at End of Period                              $     9,508        $    46,679        $     9,508
                                                                        ===========        ===========        ===========


Supplemental schedule of non-cash investing and financing activities:
---------------------------------------------------------------------
The Company acquired intangible assets valued at $2,000,000 for 2,000,000 common shares in June 1999.

The Company issued 400,000 common shares in 2001 for future services valued at $1,200,000.


          See accompanying notes to consolidated financial statements.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                     Years Ended March 31, 2001 and 2001 and
           Cumulative from March 5, 1999 (Inception) to March 31, 2001
           -----------------------------------------------------------



Note 1   Nature of Business and Summary of Significant Accounting Policies
--------------------------------------------------------------------------

         (A) Nature of Business

         B. Twelve, Inc. was formed as a Florida corporation on March 5, 1999.
         B. Twelve, Ltd., B. Twelve, Inc.'s wholly-owned Canadian subsidiary (collectively referred to as the "Company"), was also formed on March 5, 1999.

         The Company was formed to develop innovative minimally toxic and non-immunosuppressive proprietary drugs for the treatment of cancer, arthritis, and other proliferative and autoimmune diseases.

         Activities during the development stage include acquisition of financing and intellectual properties and research and development activities conducted by others under contracts.

         (B) Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of the Company and its subsidiary. All material intercompany balances and transactions have been eliminated in consolidation.

         (C) Basis of Presentation and Foreign Currency Translation

         The accompanying consolidated financial statements are presented under accounting principles generally accepted in the United States of America and in United States dollars.

         The functional currency of the Company's Canadian subsidiary is the Canadian dollar. The accounts of the Canadian subsidiary are translated to United States dollars using the current rate method. Under the current rate method, all assets and liabilities are translated using exchange rates at the balance sheet date. Revenue and expense items are translated using the average rate of exchange prevailing during the period. Capital transactions are translated at their historical rates. Exchange gains and losses resulting from translation of foreign currencies are recorded in stockholders' equity as a cumulative translation adjustment component of other accumulated comprehensive income.

         (D) Use of Estimates

         In preparing consolidated financial statements, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the period presented. Actual results may differ from these estimates.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                     Years Ended March 31, 2001 and 2001 and
           Cumulative from March 5, 1999 (Inception) to March 31, 2001
           -----------------------------------------------------------


         (E) Cash Equivalents

         For the purpose of the consolidated cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

         (F) Property and Equipment

         Property and equipment is stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets of six to ten years.

         (G) Intangible Assets

         Intangible assets consist primarily of patents and patents pending, purchased in June 1999, and are recorded at cost. The cost of patents and patents pending are amortized on a straight-line basis over the lesser of their estimated useful lives or remaining legal lives, not to exceed 17 years.

         (H) Long-Lived Assets

         The Company uses Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 requires the Company to review long-lived assets including intangible assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable.

         (I) Stock-Based Compensation

         The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the shorter of the employment term or the vesting period of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                     Years Ended March 31, 2001 and 2001 and
           Cumulative from March 5, 1999 (Inception) to March 31, 2001
           -----------------------------------------------------------


         The Company accounts for stock options or warrants issued to non-employees for goods or services in accordance with the fair value method of SFAS 123. Under this method, the Company records an expense equal to the fair value of the options or warrants issued. The fair value is computed using an options pricing model.

         (J) Research and Development Costs

         Research and development is conducted by others on behalf of the Company under contractual agreements and such costs are charged to expense as incurred. Research and development expense was $342,158 in 2001 and $267,369 in 2000.

         (K) Income Taxes

         The Company accounts for income taxes under the Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

         (L) Comprehensive Income

         The Company accounts for Comprehensive Income under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components, and is effective for the fiscal years beginning after December 15, 1997. Comprehensive income is the total of net income and other comprehensive income.

         The foreign currency translation gains resulting from the translation of the consolidated financial statements of B. Twelve, Ltd. expressed in Canadian dollars to United States dollars are reported as Accumulated Other Comprehensive Income in the Consolidated Statement of Changes in Stockholders' Equity.

         (M) Net Loss Per Common Share

         Basic net income (loss) per common share (Basic EPS) excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted net income per share (Diluted EPS) reflects the potential dilution that could occur if stock options or other contracts to issue common stock, such

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                     Years Ended March 31, 2001 and 2001 and
           Cumulative from March 5, 1999 (Inception) to March 31, 2001
           -----------------------------------------------------------


         as convertible notes, were exercised or converted into common stock. The assumed exercise of common stock equivalents was not utilized since the effect was antidilutive. At March 31, 2001, there were 1,600,000 common stock options which may vest under employment agreements based on stipulated criteria, 250,000 common stock warrants, 250,000 potential warrants to be granted contingent on the conversion of preferred stock, 400,000 options placed into a trust for future grants, and 250,000 one-for-one convertible preferred shares which may dilute future earnings per share. Through the date of the accompanying audit report the 250,000 potential warrants were granted, 125,000 of the 400,000 in trust were granted, 125,000 options were exercised and 250,000 preferred shares were converted to common stock.

         (N) Fair Value of Financial Instruments

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

         The carrying amounts of the Company's short-term financial instruments, including accounts receivable, accounts payable, accrued liabilities, and loans payable, approximate fair value due to the relatively short period to maturity for these instruments.

         (O) New Accounting Pronouncements

         The Financial Accounting Standards Board has recently issued one new accounting pronouncement. Statement No. 133 as amended by Statement No. 137 and 138, "Accounting for Derivative Instruments and Hedging Activities" established accounting and reporting standards for derivative instruments and related contracts and hedging activities. This statement is effective for all fiscal quarters and fiscal years beginning after June 15, 2000. The adoption of this pronouncement did not have a material effect on the Company's consolidated financial position or consolidated results of operations.

Note 2   Property and Equipment
-------------------------------

Property and equipment consists of the following:

                                                 March 31, 2001   March 31, 2000
                                                 --------------   --------------

              Computers and equipment               $1,848            $2,003
              Furniture and fixtures                   993             1,076
                                                    ------            ------
                                                     2,841             3,079
              Less: Accumulated depreciation           692               225
                                                    ------            ------
                                                    $2,149            $2,854
                                                    ======            ======

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                     Years Ended March 31, 2001 and 2001 and
           Cumulative from March 5, 1999 (Inception) to March 31, 2001
           -----------------------------------------------------------


Depreciation was $466 and $225 for the years ended March 31, 2001 and 2000, respectively and $691 cumulative from March 5, 1999 (inception) to March 31, 2001.

Note 3   Intangible Assets
--------------------------

On June 2, 1999, the Company purchased a portfolio of patents, patents pending, and related intellectual property (collectively the "Intellectual Property") from a third party in exchange for 2,000,000 shares of the Company's common stock. The shares were valued at $1.00 per share based on contemporaneous cash purchases of convertible preferred stock and common stock warrants resulting in a value of $2,000,000. The Company also capitalized certain legal costs.

The purchased Intellectual Property is amortized over its estimated useful life of seven years from the acquisition date.

Intangible assets consist of the following:

                                                       2001              2000
                                                    ----------        ----------
              Intellectual Property                 $2,001,347        $2,001,460
              Less: Accumulated amortization           523,803           238,095
                                                    ----------        ----------
                                                    $1,477,544        $1,763,365
                                                    ==========        ==========

Amortization expense was $285,708 and $238,095 for the years ended March 31, 2001 and 2000, respectively and $523,803 cumulative from March 5, 1999 (inception) to March 31, 2001.

Note 4   Loans Payable - Related Parties
----------------------------------------

Loans payable to related parties represent open non-interest bearing advances from a principal stockholder and from an officer of the principal stockholder. Amounts are unsecured and due on demand. The full amount was repaid in June 2001. (See Note 10)

Note 5   Commitments and Contingencies
--------------------------------------

         (A) Employment Agreements

         The Company entered into an employment agreement with an officer in June 1999, which expired on May 31, 2001. The agreement stipulates a salary based on funding criteria and issuance of 1,200,000 common stock options, which vest based on the Company meeting stipulated milestones. The options are exercisable upon vesting at $0.0001 per share. The options were valued on the grant date using the intrinsic value method of APB 25 and the contemporaneous cash common stock sale price of $1.00 resulting in a $1.00 option value. Due to the uncertainty of meeting milestones, a compensation expense based on the estimated $1.00 value of the options will be recognized upon vesting. Through March 31, 2001, none of the options vested. In May 2001, 587,500 of the options vested, and a compensation expense of $587,500 was recognized. (See Note 10)

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                     Years Ended March 31, 2001 and 2001 and
           Cumulative from March 5, 1999 (Inception) to March 31, 2001
           -----------------------------------------------------------


         The Company entered into an employment agreement with an officer in June 2000, which expired on May 31, 2001. The agreement stipulates a salary based on funding criteria and issuance of 400,000 common stock options, which vest based on the Company meeting stipulated milestones. The options are exercisable upon vesting at $0.0001 per share. The options were valued on the grant date using the intrinsic value method of APB 25 and the contemporaneous cash common stock sale price of $1.00 resulting in a $1.00 option value. Due to the uncertainty of meeting milestones, a compensation expense based on the estimated $1.00 value of the options will be recognized upon vesting. Through March 31, 2001, none of the options vested. In May 2001, 262,500 of the options vested and a compensation expense of $262,500 was recognized. (See Note 10)

         In June 2001, the above employment agreements were renewed and the remaining 612,500 and 137,500 options under each agreement, respectively, were reaffirmed with the milestone schedule.

         (B) Leases

         The Company leases office space on a month-to-month basis. Rent expense in 2001, 2000, and cumulative from March 5, 1999 (inception) to June 30, 2001 was $12,648, $15,283, and $27,931 respectively.

Note 6   Stockholders' Equity
-----------------------------

         (A) Preferred Stock

         In June 2000, an investor purchased 250,000 shares of convertible preferred stock and 250,000 common stock warrants exercisable at $1.00 per share (the "unit") for $1.00 per unit or $250,000. The stock is convertible to common stock on a one-for-one basis upon the earlier of:

                  (i)      an initial public offering by the Company, as defined

                  (ii)     the completion of a reverse take-over transaction

                  (iii) a minimum $3,000,000 private equity financing based on a $10,000,000 valuation or

                  (iv) the merger of the Company with another corporation or the sale of substantively all the assets of the Corporation.

         Upon conversion, each share of common stock issued shall be coupled with an additional common stock purchase warrants at an exercise price of $1.00 per share with a three month term. In June 2001, pursuant to a letter of intent, which was ratified by the shareholders, the preferred shares were converted and the warrants were granted at an exercise price of $1.00 with an amended term not to exceed five years.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                     Years Ended March 31, 2001 and 2001 and
           Cumulative from March 5, 1999 (Inception) to March 31, 2001
           -----------------------------------------------------------


         (B) Common Stock

         In March 1999, the Company issued 300,000 common shares to the founder for services, which were valued at a planned contemporaneous cash offering price for one-for-one convertible preferred stock and common stock warrants issued with an exercise price of $1.00 per share. A compensation expense of $300,000 was recorded in 1999.

         In March 1999, the Company issued 255,000 common shares and 345,000 common stock warrants exercisable at $0.0001 per share as a fee for assistance in the acquisition of intangible assets. The common shares were valued based on a contemporaneous cash-offering price of $1.00 per share. The warrants were valued pursuant to SFAS 123, at $1.00 per warrant. The aggregate consulting expense charged to operations in 1999 for the shares and warrants was $600,000.

         In June 1999, the Company issued 2,000,000 common shares for a portfolio of patents, patents pending, and related intellectual property. The portfolio was valued at $2,000,000 based on a $1.00 per share contemporaneous cash offering price for one-for-one convertible preferred stock and common stock warrants issued with an exercise price of $1.00. (See Note 3)

         In December 1999 100,000 common stock warrants were exercised for $100,000.

         In May 2000, directors were granted an aggregate 58,100 common shares for services rendered. The shares were valued at the contemporaneous cash offering price of $1.00 per share resulting in a compensation expense of $58,100 on the grant date.

         In May 2000 150,000 common stock warrants were exercised for $150,000.

         In October 2000, 345,000 common stock warrants were exercised at $0.0001 per share or a total of $35.

         In October 2000, 100,000 shares were issued to an officer as compensation for services rendered. A compensation expense of $100,000 was recognized on the grant date based on the contemporaneous cash offering price of $1.00 per common share.

         In December 2000, 50,000 common shares were sold to an unrelated party for $50,000 and another 50,000 common shares were sold to a stockholder for $50,000.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                     Years Ended March 31, 2001 and 2001 and
           Cumulative from March 5, 1999 (Inception) to March 31, 2001
           -----------------------------------------------------------


         During January 2001, the Company issued 400,000 fully vested shares to a third party research and development subcontractor (the "Vendor") to be used as a credit against $1,200,000 future invoiced license and royalty fees. Based on the contract valuation of $3.00 per share and anti-dilution provisions provided to the Vendor, the Company valued the 400,000 shares at $1,200,000. The value, considered a prepaid expense, was recorded as deferred fees deducted from stockholders' equity, to be amortized against future invoices.

         (C) Stock Options and Warrants

         The Company issues stock options and warrants to employees, service providers, and investors.

         In accordance with SFAS 123, for options issued to employees, the Company applies APB Opinion No. 25 and related interpretations. During 2001 and 2000, the Company granted 400,000 and 1,200,000 common stock options to officers, respectively. Due to the uncertain vesting period of these grants, compensation expense will be recognized upon vesting (see Note 5(A)). Accordingly, no compensation cost has been recognized for options issued as of March 31, 2001 and 2000.

         For stock options and warrants issued to non-employees, the Company applies SFAS 123. Accordingly, consulting expense of $345,000 was charged to operations in 1999 as reflected in the accompanying consolidated statements of operations from March 5, 1999 (inception) to March 31, 2001.

         For consolidated financial statement disclosure purposes and for purposes of valuing stock options and warrants issued to consultants, the fair market value of each stock granted was estimated on the grant date using the Black-Scholes Option-Pricing Model in Accordance with SFAS 123 using the following weighted-average assumptions in 1999: expected dividend yield 0%, risk-free interest rate of 4.53%, volatility 0% and expected term of two years.

         A summary of the options outstanding which were granted for cash or services as of March 31, 2001 and 2000 and changes during these years are presented below:

                                                                    Number of Options          Weighted Average
                                                                      and Warrants              Exercise Price
                                                                    ------------------           -----------
           Stock Options
           -------------
           Balance at April 1, 1999                                      1,545,000               $    0.0001
           Granted                                                         250,000               $      1.00
           Exercised                                                      (100,000)              $      1.00
                                                                        ----------               -----------
           Balance at March 31, 2000                                     1,695,000               $    0.0886
           Granted                                                         650,000               $    0.3847
           Exercised                                                      (495,000)              $    0.3031
                                                                        ----------               -----------
           Balance at March 31, 2001                                     1,850,000               $    0.1352
                                                                        ==========               ===========

           Options exercisable at March 31, 2001                          250,000                $      1.00

           Weighted average fair value of options granted for
             services during 2001 and 2000                                                       $      1.00
                                                                                                 ===========

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                     Years Ended March 31, 2001 and 2001 and
           Cumulative from March 5, 1999 (Inception) to March 31, 2001
           -----------------------------------------------------------


         The following table summarizes information about options and warrants outstanding at March 31, 2001:

                              Options and Warrants Outstanding                          Options and Warrants Exercisable
          --------------------------------------------------------------------------    ----------------------------------

                                    Weighted
                                                        Average          Weighted                              Weighted
                 Range of            Number            Remaining          Average            Number             Average
                 Exercise        Outstanding at       Contractual        Exercise        Exercisable at        Exercise
                   Price         March 31, 2001           Life             Price         March 31, 2001          Price
                ------------    ------------------    -------------     ------------    ------------------    ------------
                $   0.0001             1,600,000          N/A           $   0.0001                 -          $     -
                $     1.00               250,000       2.17 Years             1.00               250,000            1.00
                                ----------------                        ----------      ----------------      ----------
                                       1,850,000                        $   0.1352               250,000      $     1.00
                                ================                        ==========      ================      ============

Note 7   Related Parties
------------------------

In October 2000, 400,000 options were reserved in trust for future issuance in accordance with an anti-dilution provision in an amended stockholder agreement. During June 2001, 125,000 of these options were granted to a principal stockholder and then exercised at a price of $1.00 per share. The Company recognized a consulting expense of $254,345 based on the $3.00 current fair market value of the warrants computed pursuant to the fair market value method of SFAS 123. (See Note 10)

Note 8   Income Taxes
---------------------

The Company files separate tax returns for the parent and its Canadian subsidiary. There was no income tax expense for the years ended March 31, 2001, 2000, and from March 5, 1999 (inception) to March 31, 2001 due to the Company's net losses.

The blended Federal and Provincial Corporate tax rate of 41.5% applies to loss before taxes of the Canadian subsidiary. The Company's tax expense differs from the "expected" tax expense for Federal income tax purposes for the years ended March 31, 2001 and 2000, (computed by applying the Federal Corporate tax rate of 34% to loss before taxes), as follows:

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                     Years Ended March 31, 2001 and 2001 and
           Cumulative from March 5, 1999 (Inception) to March 31, 2001
           -----------------------------------------------------------

                                                                                                 Cumulative from
                                                                                                  March 5, 1999
                                                                                                  (Inception) to
                                                              2001               2000             March 31, 2001
                                                         --------------      ------------      ------------------
Computed "expected" tax expense (benefit)                $    (328,708)      $  (221,124)      $     (855,832)
Stock based expenses                                            53,754                --              359,754
Foreign income taxes                                          (121,906)          (48,778)            (170,684)
Change in deferred tax asset valuation allowance               396,860           269,902              666,762
                                                         -------------       -----------       --------------
                                                         $          --       $        --       $           --
                                                         =============       ===========       ==============

The effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at March 31, 2001 and 2000 are as follows:

                                                           March 31, 2001         March 31, 2000
                                                          -----------------      ---------------
Deferred tax assets:
Canadian net operating loss carryforward                  $         979,008      $       643,402
U.S. Stock based expenses                                            19,754                   --
Canadian stock based expenses                                        41,500                   --
                                                          -----------------      ---------------
Total gross deferred tax assets                                   1,040,262              643,402
Less valuation allowance                                         (1,040,262)            (643,402)
                                                          -----------------      ---------------
Net deferred tax assets                                   $              --      $            --
                                                          =================      ===============

The valuation allowance at March 31, 2000 was $643,402. The net change in valuation allowance during the year ended March 31, 2001 was an increase of approximately $396,860. The Company's subsidiary has net operating losses of approximately $2,359,055 at March 31, 2001 available to offset the subsidiaries' net income through 2007 under Canadian Federal and Provincial tax laws.

Note 9   Going Concern
----------------------

As reflected in the accompanying consolidated financial statements, the Company has an accumulated deficit of $2,517,155, a working capital deficiency of $301,409 as of March 31, 2001, recurring losses from operations and cash used in operations of $360,906 during 2001. The ability of the Company to continue as a going concern is dependent on the Company's ability to successfully complete its research and development resulting in a saleable product. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                     Years Ended March 31, 2001 and 2001 and
           Cumulative from March 5, 1999 (Inception) to March 31, 2001
           -----------------------------------------------------------


The Company is currently conducting research and development activities and seeking additional funding. Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern.

Note 10  Subsequent Event
-------------------------

In May 2001, two officers were granted 850,000 common stock options pursuant to their employment agreements upon the achievement of certain milestones. A compensation expense of $850,000 was recognized under APB 25 based on the $1.00 intrinsic value of the options at the grant date (see Note 5).

In May 2001, a principal stockholder was granted 125,000 common stock options and a consulting expense of $254,345 was recognized pursuant to SFAS 123 based on the $3.00 fair market value of the shares. The shareholder immediately exercised 125,000 options for 125,000 common shares at an exercise price of $125,000 (see Note 7).

In May 2001, the 250,000 preferred shares were converted into 250,000 common shares. Pursuant to the warrant agreement attached to the preferred shares, an additional 250,000 warrants were issued upon conversion with an exercise term of five years at an exercise price of $1.00 per share. (See Note 6(A))

In June 2001, the full balance of loans payable - related parties was paid in full (see Note4).

In June 2001, two officer employment agreements were renewed and an aggregate remaining unvested 750,000 options were reaffirmed (see Note 5).

In June 2001, the Company executed a letter of intent to be acquired by an inactive Canadian corporation, which is listed on the Canadian Venture Exchange. If consummated, the transaction will be treated as a recapitalization of the Company and continuation of the Company's business.

In August 2001, the Company amended its articles of incorporation to change its par value to $0.0001 from $1.00. The accompanying consolidated financial statements have been retroactively adjusted to reflect this change.

Subsequent to June 2001, the above letter of intent to be acquired by an inactive Canadian corporation was cancelled.

In October 2001, an officer exercised options for 262,500 common shares at an aggregate exercise price of $26.25.

In December 2001, the Company issued 3,000 shares each to two directors and an employee for services rendered. The Company recognized an expense of $27,000 based on the planned common stock offering price in the Form SB-2.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

       All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time.

       The Company does not currently maintain insurance for the benefit of the directors and officers of B Twelve against liabilities incurred by them in their capacity as directors or officers of B Twelve. B Twelve does not maintain a pension plan for its employees, officers or directors. The Company intends to obtain $500,000 insurance on the lives of its executive officers.

       Any Director who is independent of the Company is entitled to an annual fee of $2,000 and a fee of $200 for each meeting attended by such Director plus reasonable expenses incurred in attending such meeting, upon presentation of receipts therefor. As of the date hereof, no director has accrued any expenses. However, directors received 14,525 common shares for services rendered during FY2001.

       None of the directors or senior officers of B Twelve and no associate of any of the directors or senior officers of B Twelve was indebted to B Twelve during the financial period ended March 31st, 2001 of B Twelve other than for routine indebtedness.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       All expenses of issuance and distribution will be paid by the issuers, including the securities being registered for sale. The Company has not received all the details of the cost associated to this offering, but it is not expected to exceed $50,000. The following amounts have being used to estimate the cost of this offering: i) registration fees $2,000, ii) cost of printing and engraving $2,500, iii) legal $10,000, iv)accounting $10,000, and v) other $2,500.


                      RECENT SALES OF UNREGISTERED SECURITIES

       In March 1999, the Company issued 300,000 common shares to Uri Sagman for services rendered, which were valued at a planned contemporaneous cash offering price for one-for-one convertible preferred stock and common stock warrants issued with an exercise price of $1.00 per share. A compensation expense of $300,000 was recorded in 1999.

       In March 1999, the Company issued 255,000 common shares and 345,000 common stock warrants to InterUnion Financial Corporation and New Researches Corporation, respectively, exercisable at $0.0001 per share as a fee for assistance in the acquisition of intangible assets. The common shares were valued based on a contemporaneous cash-offering price of $1.00 per share. The warrants were valued pursuant to SFAS 123, at $1.00 per warrant. The aggregate consulting expense charged to operations in 1999 for the shares and warrants was $600,000.

       In June 1999, the Company issued 2,000,000 common shares to Receptagen Ltd. for a portfolio of patents, patents pending, and related intellectual property. The portfolio was valued at $2,000,000 based on a $1.00 per share contemporaneous cash offering price for one-for-one convertible preferred stock and common stock warrants issued with an exercise price of $1.00.

       In December 1999, 100,000 common stock warrants were exercised by New Researches Corporation for $100,000.

       In May 2000, directors were granted an aggregate 58,100 common shares for services rendered. The shares were valued at the contemporaneous cash offering price of $1.00 per share resulting in a compensation expense of $58,100 on the grant date.

       In May 2000, 150,000 common stock warrants were exercised by New Researches Corporation for $150,000.

       In October 2000, 345,000 common stock warrants were exercised by New Researches Corporation at $0.0001 per share or a total of $35.

       In October 2000, 100,000 shares were issued to Jean-Luc Berger as compensation for services rendered. A compensation expense of $100,000 was recognized on the grant date based on the contemporaneous cash offering of $1.00 per common share.

       In December 2000, 50,000 common shares were sold to Rupert's Crossing for $50,000 and another 50,000 common shares were sold to New Researches Corporation for $50,000.

       In October 2000, 400,000 options were reserved in trust for future issuance in accordance with an anti-dilution provision in an amended stockholder agreement. During June 2001, 125,000 of these options were granted to a principal stockholder and then exercised at a price of $1.00. The Company recognized a consulting expense of $254,345 based on the $3.00 current fair market value of the warrants computed pursuant to the fair market value method of SFAS 123.

       During January 2001, the Company issued 400,000 fully vested shares to Medarex Inc., a third party research and development subcontractor (the "vendor") to be used as a credit against $1,200,000 future invoice license and royalty fees. Based on the contract valuation of $3.00 per share and anti-dilution provisions provided to the vendor, the Company valued the 400,000 shares at $1,200,000. The value, considered a prepaid expense, was recorded as deferred fees deducted from stockholders' equity, to be amortized against future invoices.

       In May 2001, Uri Sagman and Jean-Luc Berger were granted 850,000 common stock options pursuant to their option agreements upon the achievement of certain milestones. A compensation expense of $850,000 was recognized under APB 25 based on the $1.00 intrinsic value of the options at the grant date. Subsequent to September 30, 2001, Jean-Luc Berger exercised his options for 262,500 common shares.

       In May 2001, Credifinance Gestion S.A., a principal stockholder was granted 125,000 common stock options and a consulting expense of $254,345 was recognized pursuant to SFAS 123 based on the $3.00 fair market of the shares. The shareholders immediately exercised 125,000 options for 125,000 common shares at an exercise price of $125,000.

       In June 2000, New Researches Corporation purchased 250,000 shares of convertible preferred stock for $1.00 per share or $250,000. The Stock is convertible to common stock on a one-for-one basis upon the earlier of: (i) an initial public offering, as defined, (ii) the completion of a reverse-take-over transaction, (iii) a minimum $3,000,000 private equity financing based on a $10,000,000 valuation, or (iv) the merger of the Company with another corporation or the sale of substantively all the assets of the Corporation.

     In May 2001, the 250,000 preferred shares were converted by Credifinance Gestion S.A. into 250,000 common shares. Pursuant to the warrant agreement attached to the preferred shares, an additional 250,000 warrants were issued upon conversion with an exercise term of five years at an exercise price of $1.00 per share.

       In October 2001, Jean-Luc Berger exercised options for 262,500 common shares at an aggregate exercise price of $26.25.

       In December 2001, the Company issued 3,000 shares each to two directors and an employee for services rendered. The Company recognized an expense of $27,000 based on the planned common stock offering price in the Form SB-2.

       Note: All sales of stock as listed above were private sales not involving a public offering, pursuant to Section 4(2) of the Securities Act of 1933, as amended.

                                    EXHIBITS

The following Exhibits are attached hereto:

EXHIBIT
NUMBER                   DESCRIPTION OF EXHIBIT
------                   ----------------------

3.1                      Articles of Incorporation
3.2                      Bylaws of Corporation
5                        Opinion of Ledyard H. DeWees, P.A.
21                       Subsidiaries of the Registrant
23.1                     Consent of Salberg & Company, P.A.
23.2                     Consent of Ledyard H. DeWees, P.A. (included in
                         Exhibit 5)

                                  UNDERTAKINGS


       The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

              (i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of the Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

              Provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities and Exchange of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the city of Toronto, Ontario, Canada on January 18, 2002.



                                        B TWELVE, INC.



                                        By: /s/ Jean-Luc Berger
                                           -------------------------------------
                                           Jean-Luc Berger
                                           President and Chief Executive
                                           Officer